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Building a connected world

2017 Notice of Annual Meeting of Shareholders and Proxy Statement

verizon

Our innovations are

building a connected

world – a better future for everyone.

Time and date Thursday, May 4, 2017 8:30 a.m., local time Place Dallas Marriott Las Colinas 223 West Las Colinas Boulevard Irving, Texas 75039

How to vote

Online	Phone	Mail	In person

If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card.

You may also vote in person at the annual meeting. If you hold your shares through a bank, broker or other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to vote your shares as soon as possible.

Important Notice Regarding Availability of Proxy Materials for Verizon’s Shareholder Meeting to be

Held on May 4, 2017

The 2017 Proxy Statement and 2016 Annual Report are available at www.edocumentview.com/vz.

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

March 20, 2017

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Items of business

•	Elect the 12 Directors identified in the accompanying proxy statement

•	Ratify the appointment of the independent registered public accounting firm

•	Approve, on an advisory basis, Verizon’s executive compensation

•	Vote, on an advisory basis, on the frequency of future advisory votes related to Verizon’s executive compensation

•	Approve Verizon’s 2017 Long-Term Incentive Plan

•	Act on the shareholder proposals described in the proxy statement that are properly presented at the meeting

•	Consider any other business that is properly brought before the meeting

i	Proxy Summary

1	Governance

1	Commitment to good governance

1	Where to find more information on governance at Verizon

2	Business conduct and ethics

2	Related person transactions

3	Key corporate governance features

4	Item 1: Election of Directors

4	Election process

4	Director nominations

4	Director criteria, qualifications and experience

6	Independence

7	Nominees for election

14	Board and Committees

14	Board leadership

14	Board meetings and executive sessions

15	Annual Board and committee evaluations

16	Board committees

20	Risk oversight

21	Management succession planning and development

21	Shareholder engagement

22	Communicating with Directors

23	Director Compensation

25	Audit Matters

25	Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm

27	Audit Committee Report

28	Executive Compensation

28	Compensation Discussion and Analysis

48	Compensation Committee Report

49	Compensation Tables

64	Item 3: Advisory Vote to Approve Executive Compensation

65	Item 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

66	Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan

75	Stock Ownership

75	Section 16(a) Beneficial Ownership Reporting Compliance

75	Security Ownership of Certain Beneficial Owners and Management

78	Shareholder Proposals

78	Item 6: Human Rights Committee

79	Item 7: Report on Greenhouse Gas Reduction Targets

81	Item 8: Special Shareowner Meetings

83	Item 9: Executive Compensation Clawback Policy

84	Item 10: Stock Retention Policy

87	Item 11: Limit Matching Contributions for Executives

89	Additional Information

89	Additional Information about the Annual Meeting

95	Contacting Verizon

96	Other Business

A-1	Appendices

A-1	Appendix A: Reconciliation of non-GAAP measures

B-1	Appendix B: 2017 Verizon Communications Inc. Long-Term Incentive Plan

Proxy Summary

Meeting information

Date and time

May 4, 2017, 8:30 a.m., local time

Place

Dallas Marriott Las Colinas

223 West Las Colinas Boulevard, Irving, Texas 75039

Record Date

Shareholders as of March 6, 2017 may vote

Admission and voting

Please see “Additional Information about the Annual Meeting” beginning on page 89

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so you should read the entire proxy statement before voting. For more complete information regarding Verizon’s 2016 performance, please review Verizon’s 2016 Annual Report.

Verizon 2017 Proxy Statement |	i

Proxy Summary  |  Executive compensation program highlights

Executive compensation program highlights

Verizon’s executive compensation program reflects our commitment to industry-leading compensation and governance practices. The program is discussed in detail in the Compensation Discussion and Analysis beginning on page 28.

Objectives

   Align executives’ and shareholders’ interests

   Attract, retain and motivate high-performing executives

Governance

   Semi-annual shareholder outreach

   Shareholder approval policy for severance benefits

   Significant executive share ownership requirements

   Clawback policy

   Anti-hedging policy

   Say-on-pay advisory vote every year

   Independent compensation consultant

Pay for performance

   Extensive focus on variable, incentive-based pay

   No defined benefit pension or supplemental

      retirement benefits

   No executive employment agreements

   No cash severance benefits for the CEO

   No tax gross-ups

2016 Compensation

The summary below shows the 2016 compensation for each of our named executive officers, as required to be reported in the “Summary compensation table” pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the “Summary compensation table” on page 49 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lowell C. McAdam Chairman and Chief Executive Officer	1,600,000	0	12,000,077	0	3,200,000	233,155	641,347	17,674,579
Matthew D. Ellis* Executive Vice President and Chief Financial Officer	488,462	0	1,708,468	0	410,000	1,291	89,138	2,697,359
John G. Stratton Executive Vice President and President of Operations	896,154	0	4,725,072	0	1,080,000	101,959	237,424	7,040,609
Marni M. Walden Executive Vice President and President of Product Innovation and New Businesses	896,154	0	4,500,061	0	1,080,000	55,034	216,340	6,747,589
Marc C. Reed Executive Vice President and Chief Administrative Officer	792,307	0	4,000,094	0	960,000	196,023	224,745	6,173,169
Francis J. Shammo* Former Executive Vice President and Chief Financial Officer	921,154	0	4,856,306	0	1,110,000	82,482	235,653	7,205,595

*	Mr. Ellis became Executive Vice President and Chief Financial Officer on November 1, 2016, when Mr. Shammo stepped down from that position. Mr. Shammo retired on December 31, 2016 after a long and distinguished career with Verizon.

ii	| Verizon 2017 Proxy Statement

Proxy Summary  |  Agenda and voting recommendations

Agenda and voting recommendations

Item 1

Election of Directors

The Board of Directors recommends that you vote for the election of these Director candidates.

Shareholders are being asked to elect 12 Directors. Verizon’s Directors are elected for a term of one year by a majority of the votes cast in an uncontested election. Additional information about the Director candidates and their respective qualifications begins on page 7.

		Director Since			Committee Memberships*
Name	Age*		Primary Occupation	Independent	Audit	CGPC	Finance	HRC

Shellye L. Archambeau	54	2013	Chief Executive Officer, MetricStream, Inc.	•	FE	•

Mark T. Bertolini	60	2015	Chairman and Chief Executive Officer, Aetna Inc.	•			•

Richard L. Carrión	64	1997	Chairman and Chief Executive Officer, Popular, Inc.	•		•	CHAIR	•

Melanie L. Healey	55	2011	Former Group President of The Procter & Gamble Company	•			•	•

M. Frances Keeth (Lead Director)	70	2006	Retired Executive Vice President, Royal Dutch Shell plc	•	FE	CHAIR	•

Karl-Ludwig Kley	65	2015	Former Chairman of the Executive Board and Chief Executive Officer, Merck KGaA	•

Lowell C. McAdam	62	2011	Chairman and Chief Executive Officer, Verizon Communications Inc.

Clarence Otis, Jr.	60	2006	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.	•	FE		•	CHAIR

Rodney E. Slater	62	2010	Partner, Squire Patton Boggs LLP	•		•		•

Kathryn A. Tesija	54	2012	Former Executive Vice President and Chief Merchandising and Supply Chain Officer, Target Corporation	•	•	•

Gregory D. Wasson	58	2013	Former President and Chief Executive Officer, Walgreens Boots Alliance, Inc.	•	FE			•

Gregory G. Weaver	65	2015	Former Chairman and Chief Executive Officer, Deloitte & Touche LLP	•	CHAIR FE

* Ages and committee memberships are as of March 3, 2017

CGPC: Corporate Governance and Policy Committee    HRC: Human Resources Committee    FE: Audit Committee Financial Expert

Verizon 2017 Proxy Statement |	iii

Proxy Summary  |  Agenda and voting recommendations

Item 2

Ratification of auditors

The Board of Directors recommends that you vote for ratification.

We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2017. Information on fees paid to
Ernst & Young in 2016 and 2015 appears on page 25.

Item 3

Advisory vote to approve executive compensation

The Board of Directors recommends that you vote for this proposal.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis and Compensation Tables beginning on page 28.

Item 4

Advisory vote on the frequency of future advisory votes to

approve executive compensation

The Board of Directors recommends that you vote for conducting future advisory votes on executive compensation every year.

We are asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years, as described on page 65.

Item 5

Approval of Verizon’s 2017 Long-Term Incentive Plan

The Board of Directors recommends that you vote for this proposal.

We are asking shareholders to approve Verizon’s 2017 Long-Term Incentive Plan, as described beginning on page 66.

Items 6-11

Shareholder proposals

The Board of Directors recommends that you vote against each of the shareholder proposals.

In accordance with SEC rules, we have included in this proxy statement six proposals submitted by shareholders for consideration. The proposals can be found beginning on page 78.

iv	| Verizon 2017 Proxy Statement

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 20, 2017. It is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. Our Board of Directors is soliciting proxies in connection with the 2017 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares promptly.

Governance

Commitment to good governance

Our Board of Directors believes that high standards of corporate governance increase value for Verizon’s shareholders and enhance our reputation. All of our Directors stand for election each year, and 11 of our 12 Directors standing for re-election this year are independent. Our rigorous Director nomination process identifies candidates with the time, skills and experience to contribute to Verizon and to engage with management about all aspects of our business. Collectively, our Board embodies a range of viewpoints, backgrounds and expertise because our Board believes that diversity is an important attribute of a well-functioning board.

The Board conducts its oversight responsibilities through four standing committees: Audit, Corporate Governance and Policy, Finance, and Human Resources. Each committee has a written charter that defines its specific responsibilities. The committees are discussed beginning on page 16.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operation and address key governance practices. The Corporate Governance and Policy Committee monitors best practices and developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Guidelines.

Where to find more information on governance at Verizon

You can find Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/about/investors. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Verizon 2017 Proxy Statement |	1

Proxy Statement  |  Business conduct and ethics

Business conduct and ethics

We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of the business conduct and ethics provisions applicable to Directors or executive officers. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related person transactions

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. If the Committee determines that a material interest exists, based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations.

From time to time Verizon has employees who are related to our executive officers or Directors. Lowell McAdam, Chairman and CEO, has a child who is employed by a Verizon subsidiary and earned approximately $133,367 in 2016. Francis Shammo, former Executive Vice President and Chief Financial Officer, has an in-law who is employed by a Verizon subsidiary and earned approximately $392,305 in 2016. John Stratton, Executive Vice President and President of Operations, has a child who is employed by a Verizon subsidiary and earned approximately $191,615 in 2016, and an in-law who is employed by a Verizon subsidiary and earned approximately $180,820 in 2016. In each case, the amount of compensation earned was comparable to that of other employees in similar positions. These employees also participate in Verizon’s welfare and benefit plans that are made available to all employees.

2	| Verizon 2017 Proxy Statement

Proxy Statement  |  Key corporate governance features

Key corporate governance features

Shareholder rights

Majority voting in Director elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in an uncontested election. This provision can only be changed by a majority vote of the shareholders.

Call a special meeting

Any shareholder owning at least 10% (or any group of shareholders owning at least 25%) of Verizon’s outstanding common stock may call a special meeting of shareholders. Our bylaws include requirements relating to special meetings.

Proxy access

Any shareholder (or any group of up to 20 shareholders) owning at least 3% of Verizon’s outstanding common stock for at least three years may include a specified number of director nominees in our proxy materials for the annual meeting of shareholders. Our bylaws specify qualifying stock ownership, the number of permitted nominees, and other requirements relating to proxy access.

Approve poison pill

Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Any shareholder rights plan adopted by our Board must be approved by shareholders within one year and then re-approved every three years.

Ratify executive severance agreements

Shareholders must ratify any employment or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment. This policy is described on page 47.

Board governance

Director independence

All of our non-employee Directors are independent, and the standards that our Board uses to assess independence are more stringent than those of the New York Stock Exchange (NYSE) or The Nasdaq Stock Market (Nasdaq). For more information about the independence of the non-employee Directors, see “Independence” on page 6.

Board leadership

Currently, the CEO serves as Chairman of the Board, in consultation with the Lead Director. You can read about the respective roles and responsibilities of the Chairman and the Lead Director, and why our Board believes Verizon’s shareholders are best served by this leadership structure, under “Board leadership” on page 14.

Limits on board service

To ensure that our Directors have sufficient time to devote to their responsibilities on Verizon’s Board, our Corporate Governance Guidelines provide that Directors with full-time roles in for-profit businesses may not serve on more than three public company boards, and other Directors may not serve on more than four public company boards. Members of our Audit Committee may not serve on more than two other audit committees.

Stock ownership

Within three years of their election, Directors must hold Verizon stock with a value equal to three times the cash component of the annual Board retainer. Shares held in any deferral plan are included when calculating the number of shares held.

Director retirement	Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The size of the Board will be reduced by one for each such retirement.

Verizon 2017 Proxy Statement |	3

Item 1: Election of Directors

Election process

Verizon’s Directors are elected annually for a term of one year. We believe annual elections are consistent with good corporate governance because they foster director accountability and increase shareholder confidence. Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election.

Director nominations

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retains executive search firms from time to time to help identify and evaluate potential candidates.

Any shareholder who wishes to recommend a Director candidate to the Committee for its consideration should write to the Corporate Secretary at the address given under “Contacting Verizon.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of the candidate’s qualifications in light of the requirements described below. If we make any material changes to the Committee’s procedure for considering and nominating candidates, we will file a report with the SEC and post the information on the Corporate Governance section of our website at www.verizon.com/about/investors.

The Committee specifically reviews the qualifications of each candidate for election or re-election. For incumbent Directors, this review includes the Director’s understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence. After the Committee evaluates all candidates for Director, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who were considered by the Committee but not recommended for election or re-election.

Before they are nominated, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the required representations were untrue in any respect or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders and the independent members of our Board decide to accept the resignation. Any decision about a resignation following an incumbent Director’s failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Shareholders wishing to nominate a Director should follow the procedures set forth in Verizon’s bylaws and described on page 94.

Director criteria, qualifications and experience

To be eligible for consideration, any proposed candidate must:

Be ethical

Have proven judgment and competence

Have professional skills and experience in dealing with a large, multi-faceted organization or in dealing with complex problems that complement the background and experience already represented on our Board and that meet Verizon’s needs
Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency

Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

4	| Verizon 2017 Proxy Statement

Item 1: Election of Directors  |  Director criteria, qualifications and experience

Our Board’s commitment to refreshment and succession planning is at the core of its ability to maintain independence of thought and action. Key factors the Committee considers when selecting Directors and refreshing the Board include:

•	Diversity – The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board. In evaluating candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

•	Experience – The Committee strives to maintain a Board with a wide range of leadership experience and skills relevant to Verizon’s strategic vision.

•	Age and tenure – Under the Corporate Governance Guidelines, Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The Committee also considers the tenure of each incumbent Director and the average tenure of the Board in an effort to maintain a Board that balances the fresh perspective and ideas of newer Directors with the deep insight into the Company that longer tenured Directors have developed.

•	Board size – Verizon’s Board currently has 12 members. The Committee periodically evaluates whether a larger or smaller board would be preferable, depending on the Board’s needs and the availability of qualified candidates.

•	Board dynamics – The Committee considers each Director candidate’s individual contribution or potential contribution to the Board as a whole and strives to maintain one hundred percent active and collaborative participation.

Verizon 2017 Proxy Statement |	5

Item 1: Election of Directors  |  Independence

Independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under NYSE and Nasdaq governance standards, as well as the more stringent standards included in the Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board. Based on the Committee’s recommendation, the Board has determined that all of the incumbent non-employee Directors who are standing for election are independent: Shellye Archambeau, Mark Bertolini, Richard Carrión, Melanie Healey, M. Frances Keeth, Karl-Ludwig Kley, Clarence Otis, Jr., Rodney Slater, Kathryn Tesija, Gregory Wasson and Gregory Weaver. The Board also determined that Donald Nicolaisen, who resigned from the Board on December 31, 2016, was independent.

The employers or former employers of Ms. Archambeau, Mr. Bertolini, Mr. Carrión, Dr. Kley, Mr. Slater and Ms. Tesija all made payments to Verizon for telecommunications services and solutions during 2016. In addition, Verizon made payments to Mr. Bertolini’s employer under an administrative services contract for employee healthcare benefits. Verizon also made payments to Ms. Tesija’s former employer in connection with sales of Verizon’s products and services at that company’s stores, and Verizon received payments from that company for cybersecurity services. Applying the independence standards above, the Board considered all of the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the applicable Directors to act independently.

6	| Verizon 2017 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Nominees for election

Our Board has nominated the 12 candidates below for election as Directors, all of whom currently serve as Directors of Verizon. After completing the evaluation process described above, the Corporate Governance and Policy Committee and our Board concluded that each of the incumbent Directors should be nominated for re-election. We describe their respective experience, qualifications, attributes and skills below. The Committee and the Board assessed these factors in light of Verizon’s strategy and businesses, which provide a broad array of communications, information and entertainment products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee could vote the shares it represents for a substitute named by the Board.

Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

Our Board of Directors recommends that you vote for each of the following candidates.

Director since 2013 Age 54 Independent Committees • Audit • Corporate Governance and Policy

Shellye L. Archambeau

Ms. Archambeau is Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Prior to joining MetricStream in 2002, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the board of Nordstrom, Inc. since 2015 and, in the past five years, she has served on the board of Arbitron, Inc.

Qualifications: Ms. Archambeau provides our Board with valuable knowledge of technology, e-commerce, digital media and communications platforms. Her experiences in the Silicon Valley emerging company community, as well as her prior experience at IBM, provide her with global perspectives on developing and marketing emerging technology applications and solutions.

Verizon 2017 Proxy Statement |	7

Item 1: Election of Directors  |  Nominees for election

Director since 2015 Age 60 Independent Committee • Finance

Mark T. Bertolini

Mr. Bertolini is Chairman and Chief Executive Officer of Aetna Inc., a Fortune 100 diversified healthcare benefits company. Prior to assuming the role of Aetna’s CEO in 2010 and Chairman in 2011, Mr. Bertolini served as President from 2007, responsible for all of Aetna’s businesses and operations across the company’s range of healthcare products and related services. He also served as Executive Vice President and head of Aetna’s regional businesses. Mr. Bertolini joined Aetna in 2003 as head of Aetna’s Specialty Products after holding executive positions at Cigna, NYLCare Health Plans and SelectCare, Inc.

Qualifications: Mr. Bertolini’s experience at a large, multinational corporation provides our Board with valuable operational and management expertise, as well as critical perspective on strategic planning. His role as Chairman and CEO of Aetna provides our Board with additional insights into the healthcare industry.

Director since 1997 Age 64 Independent Committees • Corporate Governance and Policy • Finance (Chair) • Human Resources

Richard L. Carrión

Mr. Carrión has served for over 20 years as Chairman and Chief Executive Officer of Popular, Inc., a diversified bank holding company. He served as a director of the Federal Reserve Bank of New York – a government-organized financial and monetary policy organization – from 2008 to 2015. He also served as a director of NYNEX Corporation, one of Verizon’s predecessor companies, from 1995 to 1997.

Qualifications: Mr. Carrión provides our Board with financial, operational and strategic expertise developed during his long tenure as Chairman and CEO of Popular, Inc. This experience, combined with his board service at the Federal Reserve Bank of New York, also provides our Board with deep risk management expertise.

8	| Verizon 2017 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2011 Age 55 Independent Committees • Finance • Human Resources

Melanie L. Healey

Ms. Healey was Group President of The Procter & Gamble Company, one of the leading providers of branded consumer packaged goods, from 2007 to 2015. During her tenure at Procter & Gamble beginning in 1990, Ms. Healey held a number of other positions of responsibility, including Group President and advisor to the Chairman and CEO, Group President of North America and Group President for the Global Feminine and Health Care Sector. Ms. Healey has served as a director of PPG Industries, Inc. since July 2016 and Target Corporation since 2015.

Qualifications: Ms. Healey provides our Board with valuable strategic, branding, distribution and operating experience on a global scale obtained over her 32-year career in the consumer goods industry. Her deep experience in marketing and operations, including her 18 years outside the United States, provides our Board with strategic and operational leadership and critical insights into brand building and consumer marketing trends globally.

Director since 2006 Age 70 Independent Committees • Audit • Corporate Governance and Policy (Chair) • Finance

M. Frances Keeth (Lead Director)

Ms. Keeth was Executive Vice President of Royal Dutch Shell plc, a global energy company, from 2005 to 2006, and was President and Chief Executive Officer of Shell Chemicals LP from 2001 to 2006. During her long tenure at Royal Dutch Shell, Ms. Keeth served in a number of other positions of responsibility, including Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. Before holding these positions, Ms. Keeth was controller and principal accounting officer of Mobil Corporation. Ms. Keeth has served as a director of Arrow Electronics, Inc. since 2004 and, in the past five years, she has served as a director of Peabody Energy Corporation.

Qualifications: Ms. Keeth’s career with Shell has provided her with substantial experience in managing worldwide operations and strategic partnerships in a capital-intensive business. Her expertise provides our Board with critical skills in the areas of financial oversight, aligning financial and strategic initiatives, and risk management.

Verizon 2017 Proxy Statement |	9

Item 1: Election of Directors  |  Nominees for election

Director since 2015 Age 65 Independent

Karl-Ludwig Kley

Dr. Kley was Chairman of the Executive Board and Chief Executive Officer of Merck KGaA, a leading producer of high-tech products in healthcare, life science and performance materials, from 2007 to 2016. Before joining Merck KGaA, Dr. Kley was a member of the Executive Board of Deutsche Lufthansa AG from 1998 to 2006, where he served as Chief Financial Officer. From 1982 to 1998, Dr. Kley worked for Bayer AG in a variety of positions, including as head of corporate finance and investor relations. Dr. Kley has served as vice chairman and a member of the supervisory board of BMW AG since 2010 and 2008, respectively. He has also served as a member of the supervisory board of Deutsche Lufthansa AG since 2014 and as chairman of the supervisory board of E.ON SE since 2016.

Qualifications: Dr. Kley brings to our Board significant leadership experience as CEO of an innovative, global operation that is navigating a highly competitive, complex and rapidly changing ecosystem. His extensive expertise in corporate finance combined with his director roles on the boards of other public companies, provides our Board with a unique global perspective and critical capabilities in strategic oversight and corporate governance.

Director since 2011 Age 62 Chairman since 2012

Lowell C. McAdam (Chairman)

Mr. McAdam is Chairman (since 2012) and Chief Executive Officer (since 2011) of Verizon Communications Inc. Prior to becoming CEO, Mr. McAdam served in numerous positions of responsibility, including President and Chief Operating Officer of Verizon Communications Inc., President and CEO of Verizon Wireless, and Executive Vice President and Chief Operating Officer of Verizon Wireless. Before Verizon Wireless was formed, Mr. McAdam held executive positions with PrimeCo Personal Communications, AirTouch Communications and Pacific Bell. Mr. McAdam spent six years in the U.S. Navy Civil Engineer Corps and became a licensed professional engineer in 1979. He has served as a director of General Electric Company since April 2016.

Qualifications: Mr. McAdam provides our Board with substantial and wide-ranging expertise in the telecommunications industry as well as a deep focus on innovation developed during his pivotal role in the formation and growth of Verizon Wireless. As CEO of Verizon Communications Inc., he provides our Board with in-depth knowledge of Verizon’s business, industry, challenges and opportunities.

10	| Verizon 2017 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2006 Age 60 Independent Committees • Audit • Finance • Human Resources (Chair)

Clarence Otis, Jr.

Mr. Otis was Chairman (from 2005 to 2014) and Chief Executive Officer (from 2004 to 2014) of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world. After joining Darden in 1995 as Vice President and Treasurer, Mr. Otis served in a number of positions of responsibility, including Chief Financial Officer, Executive Vice President, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden. Mr. Otis also served as a director of the Federal Reserve Bank of Atlanta – a government-organized financial and monetary policy organization – from 2010 to 2015. Mr. Otis has served as a director of VF Corporation since 2004.

Qualifications: Mr. Otis provides our Board with valuable insight into consumer services, retail operations and financial oversight. His experience over his 20 years at Darden Restaurants provides him with relevant perspectives on operations, strategy and management of a complex organization and a large-scale workforce, and his board service at the Federal Reserve Bank of Atlanta provides deep risk management expertise.

Director since 2010 Age 62 Independent Committees • Corporate Governance and Policy • Human Resources

Rodney E. Slater

Mr. Slater has been a Partner at the law firm Squire Patton Boggs LLP practicing in the areas of transportation, infrastructure and public policy, since 2001. Previously, Mr. Slater served as the U.S. Secretary of Transportation from 1997 to 2001 and as the Administrator of the Federal Highway Administration from 1993 to 1997. Mr. Slater has served as a director of Kansas City Southern since 2001 and Transurban Group since 2009. In the past five years, Mr. Slater has also served as a director of Atkins plc.

Qualifications: Mr. Slater has substantial regulatory and public policy experience at the federal and state levels. Mr. Slater provides our Board with valuable insights on public policy issues and leadership on matters involving multiple stakeholders. He also provides our Board with perspectives on strategic partnerships and legal issues.

Verizon 2017 Proxy Statement |	11

Item 1: Election of Directors  |  Nominees for election

Director since 2012 Age 54 Independent Committees • Audit • Corporate Governance and Policy

Kathryn A. Tesija

Ms. Tesija was Executive Vice President and Chief Merchandising and Supply Chain Officer of Target Corporation, the second largest discount retailer in the United States, from 2008 to 2015. During her tenure at Target beginning in 1986, Ms. Tesija served in numerous positions of responsibility, including Director, Merchandise Planning, Senior Vice President, Hardlines Merchandising and Strategic Advisor. Ms. Tesija has served on the board of Woolworths Limited since May 2016.

Qualifications: Ms. Tesija provides our Board with valuable large-scale global merchandising and supply chain experience, as well as operational perspectives and strategic planning expertise. Her tenure as an executive at Target Corporation provides our Board with additional insights into the retail industry and consumer behavior.

Director since 2013 Age 58 Independent Committees • Audit • Human Resources

Gregory D. Wasson

Mr. Wasson was President and Chief Executive Officer of Walgreens Boots Alliance, Inc., the first global pharmacy-led health and wellbeing enterprise. From 2009 through 2014 he was Director, President and Chief Executive Officer of Walgreen Co. A registered pharmacist, he joined Walgreen in 1980 and served in a number of positions of responsibility, including President of Walgreens Health Initiatives, Senior Vice President, Executive Vice President, and President and Chief Operating Officer. Mr. Wasson has served on the board of The PNC Financial Services Group, Inc. since 2015 and, in the past five years, he has served on the boards of Walgreen Co. and AmerisourceBergen Corporation.

Qualifications: Mr. Wasson provides our Board with valuable global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. His tenure as CEO of a large publicly-held company provides our Board with additional in-depth perspective in organizational management.

12	| Verizon 2017 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2015 Age 65 Independent Committee • Audit (Chair)

Gregory G. Weaver

Mr. Weaver was Chairman and Chief Executive Officer of Deloitte’s audit and enterprise risk services firm, Deloitte & Touche LLP, from 2012 to 2014 and from 2001 to 2005. From 2006 to 2012, he served on the Board of Directors of Deloitte’s U.S. organization and on its Governance, Compensation and Succession Committees. During Mr. Weaver’s 40 years of experience at Deloitte, including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner for several of Deloitte & Touche’s largest clients. Mr. Weaver has served on the board of trustees of the Goldman Sachs Trust since 2015.

Qualifications: Mr. Weaver provides our Board with significant expertise in the areas of public accounting, risk management and related regulatory matters, which he developed over a long career with a leading audit firm. He also brings to the Board valuable experience with the operational and governance issues faced by a large, complex organization like Verizon.

Verizon 2017 Proxy Statement |	13

Board and Committees

Board leadership

Each year, our Board evaluates whether its leadership structure is appropriate to effectively address the specific needs of our business and the long-term interests of our shareholders. Given the dynamic and competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of Verizon’s business operations and the competitive landscape, the ability to identify strategic issues, and the vision to create sustainable long-term value for shareholders. Based on these considerations, the Board has determined that, at this time, our CEO, Lowell McAdam, is the Director best qualified to serve in the role of Chairman.

To maintain an appropriate level of independent checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the authority to call Board meetings and executive sessions. M. Frances Keeth currently serves as Lead Director.

Lead Director responsibilities

•  Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

•  Chairs any meeting of the Board if the Chairman is not present

•  Approves the schedule and agenda for all Board meetings, in consultation with the Chairman

•  Acts as principal liaison with the Chairman

•  Leads the Board’s annual self-evaluation

Any shareholder or interested party may communicate

directly with the Lead Director.

All Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director may review the agenda for each Board and committee meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and the senior leadership team at all times.

The Board believes that shareholders are best served by this current leadership structure because it features an independent Lead Director who provides independent and objective oversight and who can express the Board’s positions in a forthright manner, as well as independent Directors who are fully involved in the Board’s operations and decision making.

Board meetings and executive sessions

In 2016, our Board of Directors held nine meetings, including seven regularly scheduled meetings and two special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of our Board and the committees to which the Director was assigned.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2016, all Directors standing for re-election attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, our Board typically meets in executive session during each regular Board meeting.

14	| Verizon 2017 Proxy Statement

Board and Committees  |  Board meetings and executive sessions

Beyond the boardroom

Engagement outside of Board meetings provides our Directors with additional insight into our business and our industry, and gives them valuable perspective on the performance of our Company, the Board, our CEO and other members of senior management, and on the Company’s strategic direction.

Our individual Directors have discussions with each other and with our CEO, and have informal individual and small group meetings with high potential members of our senior management team in order to gain insight into the Company’s management development program and succession pipeline.

Our Committee Chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings.

Our Directors regularly attend “deep dives” on current topics of interest and technology training as part of their ongoing Director education program.

Our Directors receive weekly updates on recent developments, press coverage and current events that relate to our business.

Several Board members attended the 2016 Mobile World Congress in Barcelona, Spain, where they learned about the contemporary and future mobile industry, the latest technology trends affecting Verizon’s business, and developments among Verizon’s business partners, industry peers and competitors.

Several Board members attended the 2016 Consumer Electronics Show in Las Vegas, Nevada, where they learned about trends and innovations in the business of consumer technologies and gained insights into where Verizon’s business is headed.

Annual Board and committee evaluations

Our Board conducts an annual self-assessment aimed at enhancing its effectiveness. As part of the assessment, each Director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure and dynamics, the flow of information from management, and agenda topics. In addition, the Lead Director conducts individual interviews with each of the independent Directors to discuss these topics. The feedback received from the questionnaires and interviews is discussed during an evaluation session.

Each of the four standing committees also conducts its own annual self-assessment, which includes a written questionnaire and evaluation session. Evaluation sessions are led by the committee chairs and generally include a review of the committee charter, the annual agenda, and the committee’s overall effectiveness.

In addition to these annual self-assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and raise new topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee evaluation processes.

Verizon 2017 Proxy Statement |	15

Board and Committees  |  The 2016 Board Self-Assessment Process

The 2016 Board Self-Assessment Process
Questionnaire Written questionnaires for the Board and for each committee solicit Director feedback on an unattributed basis

One-on-one discussions Candid, one-on-one discussions between the Lead Director and each independent Director elicit further color on the Director’s observations and suggestions

Reporting Summary of self-assessment results are provided to the Board

Private sessions of independent Directors

Closed session discussion of Board self-evaluation facilitated by our Lead Director, and committee self-evaluation discussions facilitated by our independent committee chairs

Feedback incorporated Policies and practices updated as appropriate per self-assessment observations and suggestions

Ongoing Director suggestions for improvements to self-assessment questionnaire and process incorporated the following year

Board committees

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee, and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

16	| Verizon 2017 Proxy Statement

Board and Committees  |  Board committees

In addition, committee meetings are not held concurrently, which enables our Directors to sit on multiple committees. Our newly appointed Directors also attend all committee meetings for six months to a year prior to being appointed to any particular committee, which allows them to understand the inner workings of all committees.

Audit Committee

Meetings in 2016

11

Members*

Gregory Weaver** (Chair)

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

Gregory Wasson

*Mr. Nicolaisen served as Chair of the Audit Committee until he resigned from the Board on December 31, 2016.

**Mr. Weaver joined the Audit Committee on June 2, 2016 and was appointed as Chair on January 9, 2017.

The Board has determined that each of Ms. Archambeau, Ms. Keeth, Mr. Otis, Mr. Wasson and Mr. Weaver is an audit committee financial expert, and that each member of the Audit Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines. The Board also determined that Mr. Nicolaisen was an audit committee financial expert and met the same independence requirements during his tenure on the Audit Committee
in 2016.

The Audit Committee Report is included on page 27.

Key responsibilities:

•  Assess Verizon’s significant business risk exposures (including those related to data privacy, bribery and corruption, and network security) and oversee the risk management program

•  Assess the adequacy of Verizon’s overall control environment

•  Oversee financial reporting and disclosure matters

•  Appoint, approve fees for, and oversee work of the independent registered public accounting firm

•  Oversee Verizon’s internal audit function

•  Assess Verizon’s compliance processes and programs

•  Review the Chief Compliance Officer’s annual report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls, and data protection

•  Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•  Assess procedures for handling complaints relating to accounting, internal accounting controls or auditing matters

Verizon 2017 Proxy Statement |	17

Board and Committees  |  Board committees

Corporate Governance and Policy Committee

Meetings in 2016

7

Members*

M. Frances Keeth (Chair)

Shellye Archambeau

Richard Carrión

Rodney Slater

Kathryn Tesija

*Mr. Nicolaisen served on the Corporate Governance and Policy Committee until he resigned from the Board on December 31, 2016.

The Board has determined that each member of the Corporate Governance and Policy Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines. The Board made the same determination of Mr. Nicolaisen for 2016.

Key responsibilities:

•  Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•  Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•  Identify and evaluate the qualifications of Director candidates

•  Recommend Directors to serve as members of each committee and as committee chairs

•  Review potential related person transactions

•  Review Verizon’s position and engagement on important public policy issues that may affect our business and reputation, including direct and indirect political contributions, lobbying activities and corporate social responsibility

Finance Committee

Meetings in 2016

4

Members

Richard Carrión (Chair)

Mark Bertolini

Melanie Healey

M. Frances Keeth

Clarence Otis, Jr.

Our Board has determined that each member of the Finance Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

Key responsibilities:

•  Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets

•  Monitor expenditures under the annual capital plan approved by our Board

•  Review and approve Verizon’s derivatives policy and monitor the use of derivatives

•  Review Verizon’s insurance and self-insurance programs

•  Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

18	| Verizon 2017 Proxy Statement

Board and Committees  |  Board committees

Human Resources Committee

Meetings in 2016

6

Members

Clarence Otis, Jr. (Chair)

Richard Carrión

Melanie Healey

Rodney Slater

Gregory Wasson

Our Board has determined that each member of the Human Resources Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

The Compensation Committee
Report is included on page 48.

Key responsibilities:

•  Oversee the development of Verizon’s executive compensation programs and policies

•  Approve corporate goals relevant to the CEO’s compensation

•  Evaluate the CEO’s performance and recommend his compensation to the Board

•  Review and approve compensation and benefits for selected senior managers

•  Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation programs, on Verizon’s risk profile

•  Consult with the CEO on talent development

•  Oversee succession planning and assignments to key leadership positions

•  Review and recommend non-employee Director compensation

Verizon 2017 Proxy Statement |	19

Board and Committees  |  Risk oversight

Risk oversight

Role of the Board

While senior management has primary responsibility for managing risk, our Board of Directors is responsible for risk oversight. The Board works with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors oversees the management of risks inherent in the operation of Verizon’s businesses and the implementation of its strategic plan by using several different levels of review. The Board addresses the primary risks associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. In addition, the Board reviews the risks associated with Verizon’s strategic plan at an annual strategic planning session and periodically throughout the year.

Role of the committees

Each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors.

Audit Committee

•   Oversees the operations of Verizon’s enterprise risk management program, which identifies the primary risks to Verizon’s business.

•   Periodically monitors and evaluates the primary risks associated with particular business units and functions.

•   Works with Verizon’s Senior Vice President of Internal Auditing, who helps identify, evaluate and implement risk management controls and methodologies to address identified risks and who functionally reports directly to the Committee.

•   Meets privately at each Audit Committee meeting with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Auditing, and the Executive Vice President of Public Policy and General Counsel.

Corporate Governance and Policy Committee

•   Reviews business and reputational risks relating to Verizon’s position and engagement on important public policy issues, including political contributions and corporate social responsibility.

•   Oversees business and reputational risks relating to Verizon’s products and services.

Finance Committee

•   Assists our Board in its oversight of financial risk management.

•   Monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risk related to currency and interest rate exposure.

•   Reviews and approves Verizon’s derivatives policy and monitors the use of derivatives.

•   Reviews Verizon’s insurance and self-insurance programs, as well as pension and other postretirement benefit obligations.

Human Resources Committee

•   Considers the impact of the executive compensation program and of the incentives created by the compensation awards on Verizon’s risk profile.

•   Oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices.

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

20	| Verizon 2017 Proxy Statement

Board and Committees  |  Risk oversight

What about cybersecurity risk?

While the Audit Committee has primary responsibility for overseeing Verizon’s risk management program relating to privacy and network security, the full Board participates in an annual review and discussion led by our Chief Information Security Officer dedicated to Verizon’s cyber risks and threats and cyber protections.

Management succession planning and development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in our senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Human Resources Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Human Resources Committee also routinely seek input from the Chief Administrative Officer, as well as advice on related compensation issues from the Human Resources Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least once a year. Led by the CEO and the Chief Administrative Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals who should be considered as potential future senior executives.

Our goal is to develop well-rounded and experienced senior leaders. High potential executives are challenged regularly with additional responsibilities, new positions or promotions to expose them to our diverse operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

Shareholder engagement

Ongoing communication with our shareholders helps the Board and senior management gain useful feedback on a wide range of subjects and understand the issues that matter most to our shareholders. Verizon views accountability to shareholders as both a mark of good governance and a critical component of our success. In 2016, management and our Directors spent a great deal of time in meetings and discussions with our shareholders on a variety of issues, including:

Board composition and succession

Executive compensation

Sustainability and corporate responsibility
Operational performance

Board leadership

Risk management

The information learned in these discussions serves as the foundation for our policies and informs our business strategy on an ongoing basis.

Verizon 2017 Proxy Statement |	21

Board and Committees  |  Communicating with Directors

Communicating with Directors

Our Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process, and has adopted the following procedure to facilitate this communication.

How to contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including the Lead Director and the committee chairs) or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.

Board of Directors

     (or committee name, individual Director,

     Lead Director, committee chair or

     non-employee Directors as a group, as appropriate)

1095 Avenue of the Americas

New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Typically the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. All communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

22	| Verizon 2017 Proxy Statement

Director Compensation

In 2016, each non-employee Director of Verizon received an annual cash retainer of $100,000. The Chairs of the Corporate Governance and Policy Committee and the Finance Committee received an additional annual cash retainer of $15,000, and the Chairs of the Audit Committee and the Human Resources Committee, as well as the Lead Director, each received an additional annual cash retainer of $25,000. In 2016, each non-employee Director also received a grant of Verizon share equivalents valued at $150,000 on the grant date. No meeting fees were paid if a non-employee Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each non-employee Director who attended a Board or Committee meeting held on any other date received a meeting fee of $2,000.

Each non-employee Director who joins our Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date the new Director joins our Board.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan, and invested in a hypothetical Verizon stock fund. Amounts in a Director’s deferred compensation account are paid in a cash lump sum in the year following the year the Director leaves our Board.

Non-employee Directors may choose to defer all or part of their annual cash retainer and meeting fees (if any) under the Verizon Executive Deferral Plan. A non-employee Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services, or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

One of our non-employee Directors who served as a director of a predecessor company is a participant in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, Verizon will make one or more charitable contributions in the aggregate amount of $1,000,000, payable in ten annual installments. This program, which is closed to future participants, is financed through the purchase of insurance on the life of each participant. In 2016, the aggregate cost of maintaining and administering this program for the participant was $15,000.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

In 2016, based on the recommendation of the Human Resources Committee after its review of the Verizon compensation program and the programs of the Related Dow Peers, and in consultation with its independent compensation consultant, the Board determined to increase the annual cash retainer paid to non-employee Directors to $125,000 and to increase the value of the Verizon share equivalents granted annually to non-employee Directors to $175,000, effective January 1, 2017. Prior to 2016, no changes had been made to the annual cash retainer or the annual equity grant value since 2012.

Verizon 2017 Proxy Statement |	23

Director Compensation  |  Director compensation in 2016

Director compensation in 2016

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation[5] ($) (g)	Total ($) (h)

Shellye Archambeau	110,000	150,000	0	0	4,553	0	264,553

Mark Bertolini	104,000	150,000	0	0	0	0	254,000

Richard Carrión*	119,000	150,000	0	0	11,531	0	280,531

Melanie Healey	104,000	150,000	0	0	0	6,000	260,000

M. Frances Keeth*	152,000	150,000	0	0	0	5,000	307,000

Karl-Ludwig Kley	106,000	150,000	0	0	996	0	256,996

Donald Nicolaisen*[1]	137,000	150,000	0	0	0	0	287,000

Clarence Otis, Jr.*	137,000	150,000	0	0	20,721	0	307,721

Rodney Slater	104,000	150,000	0	0	0	0	254,000

Kathryn Tesija	110,000	150,000	0	0	6,645	0	266,645

Gregory Wasson	112,000	150,000	0	0	0	0	262,000

Gregory Weaver	112,000	150,000	0	0	0	0	262,000

*	Denotes a chair of a standing committee during 2016. Ms. Keeth also served as Lead Director during 2016.

1	Mr. Nicolaisen retired from the Board on December 31, 2016.

2	This column includes all fees earned in 2016, whether the fee was paid in 2016 or deferred.

3	For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2016 annual stock award computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalent awards outstanding as of December 31, 2016 for each person who served as a non-employee Director during 2016: Shellye Archambeau, 13,675; Mark Bertolini, 9,321; Richard Carrión, 113,325; Melanie Healey, 22,544; M. Frances Keeth, 53,878; Karl-Ludwig Kley, 6,695; Donald Nicolaisen, 62,133; Clarence Otis, Jr., 61,422; Rodney Slater, 32,981; Kathryn Tesija, 17,555; Gregory Wasson, 16,646; and Gregory Weaver, 7,324.

4	This column reflects above-market earnings on nonqualified deferred compensation plans. The above-market earnings consist of earnings on amounts that the individual has elected to invest in a hypothetical investment option offered to all participants under the nonqualified deferred compensation plans that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investors Services. The earnings are considered above market in accordance with SEC rules because the interest crediting rate for this investment option (which for 2016 was approximately 4.18% annually) exceeded 120% of the corresponding applicable federal long-term rate established by the Internal Revenue Service (IRS) (which for 2016 was 2.25%). Non-employee Directors do not participate in any defined benefit pension plan.

5	This column reflects matching contributions made on the non-employee Directors’ behalf under the Verizon Foundation Matching Gift Program.

24	| Verizon 2017 Proxy Statement

Audit Matters

Item 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee considered the performance and qualifications of Ernst & Young LLP, and has reappointed that independent registered public accounting firm to examine the financial statements of Verizon for fiscal year 2017 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2016 and 2015.

	Audit fees	Audit-related fees	Tax fees	All other fees
2016	$28.6 million	$20.6 million	$3.7 million	$0.0 million
2015	$27.4 million	$17.1 million	$3.8 million	$0.1 million

Audit fees include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, and financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits and reviews of controls over services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether Ernst & Young’s could provide these services while maintaining independence.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2017 fiscal year, the Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2016 fiscal year;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead engagement partner, for the audit of Verizon’s financial statements;

•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports, on Ernst & Young;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to ensure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of Ernst & Young’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

Verizon 2017 Proxy Statement |	25

Audit Matters  |  Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for negotiating the audit fees associated with the engagement. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2017 fiscal year. The Committee believes that continuing to retain Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2017 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board of Directors recommends that you vote for ratification.

26	| Verizon 2017 Proxy Statement

Audit Committee Report

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2016, and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2016.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, The Nasdaq Stock Market and Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has overseen the operation of Verizon’s enterprise risk management program, including the identification of the primary risks to Verizon’s business. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm, and considerations related to audit firm rotation, as discussed further on page 25. Based on that review, the Committee approved the reappointment of the independent registered public accounting firm for fiscal year 2017.

Respectfully submitted,

The Audit Committee

Gregory Weaver, Chair

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

Gregory Wasson

March 3, 2017

Verizon 2017 Proxy Statement |	27

Executive Compensation

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers.

For 2016, Verizon’s named executive officers were:

Lowell C. McAdam Chairman and Chief Executive Officer	Matthew D. Ellis* Executive Vice President and Chief Financial Officer

John G. Stratton Executive Vice President and President of Operations	Marni M. Walden Executive Vice President and President of Product Innovation and New Businesses

Marc C. Reed Executive Vice President and Chief Administrative Officer	Francis J. Shammo* Former Executive Vice President and Chief Financial Officer

*	Mr. Ellis became Executive Vice President and Chief Financial Officer on November 1, 2016, when Mr. Shammo stepped down from that position. Mr. Shammo retired on December 31, 2016 after a long and distinguished career with Verizon.

Executive summary

Key 2016 compensation decisions

Chief Financial Officer appointment. Mr. Ellis was promoted to Chief Financial Officer in November 2016. In light of Mr. Ellis’ increased responsibilities, the Committee approved a new base salary of $700,000 and a target short-term incentive award opportunity of 150% of base salary (on a prorated basis). In his prior role with Verizon, Mr. Ellis received a base salary increase in 2016 of 5.88%.

2016 base salary increases for other named executive officers. Based on an analysis of market data, the Committee approved base salary increases in 2016 of 2.9% for Mr. Stratton, 2.9% for Ms. Walden, 6.7% for Mr. Reed and 2.8% for Mr. Shammo. Mr. McAdam did not receive a base salary increase.

Changes in 2016 short-term metrics. The Committee rebalanced the weightings of the financial metrics for the Short-Term Incentive Plan (Short-Term Plan) from 2015 to place a greater emphasis on revenue generation.

2016 performance payouts. Based on Verizon’s 2016 financial performance, the 2016 short-term incentive award was paid at 80% of its targeted level. Based on Verizon’s total shareholder return (TSR) and free cash flow (FCF) over the past three years, the Performance Stock Units (PSUs) granted as part of the 2014-2016 long-term incentive award vested at 85% of the targeted level.

CEO special one-time equity award earned. When Mr. McAdam was appointed CEO in August 2011, he was granted a special equity award to provide an additional incentive to drive performance and create shareholder value. The equity award was composed of PSUs and Restricted Stock Units (RSUs) that were eligible to vest at the end of the five-year performance cycle ending July 31, 2016. The award was payable in shares with a two-year holding requirement. During this 5-year performance cycle, a $100 investment in Verizon grew to $197.56, as Verizon’s TSR was 97.6% and Verizon’s share price appreciated in value from $35.29 to $55.41. Based on Verizon’s average annual return on equity during the five-year performance cycle, the PSUs vested at 200% of the targeted level. Mr. McAdam is required to hold the shares received on payment of the PSUs and RSUs (net of tax withholding) through at least July 31, 2018.

28	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Executive Summary

Best practices in executive compensation and governance

Our compensation program reflects our commitment to industry-leading standards for compensation design and governance. The Committee regularly reviews best practices in executive compensation and governance and revises our policies and practices when appropriate. The following table highlights some features of our compensation program that demonstrate the rigor of our policies.

Compensation practice	Verizon policy	More information on page
Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	34
Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 3x the cash component of the annual Board retainer.	46
Shareholder outreach	Our outreach program gives institutional shareholders a regular opportunity to express their views about our executive compensation program and policies. Shareholder input is carefully considered by the Human Resources Committee.	31
Double-trigger change in control	Our Long-Term Incentive Plan requires both a change in control and an involuntary termination for accelerated vesting of awards.	46
Clawback policy	Our clawback policy gives us the right to cancel or “claw back” incentive compensation from any senior executive who has engaged in willful misconduct that results in significant reputational or financial harm to Verizon.	47
Annual compensation risk assessment	We perform a risk assessment of our compensation program every year.	20
Independent compensation consultant	An independent compensation consultant reviews and advises the Committee on executive compensation. The consultant cannot do any work for the Company while it is engaged by the Committee.	30
Anti-hedging policy	Our anti-hedging policy prohibits Directors, executives and employees who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	46
Single peer group for benchmarking	To promote consistency and transparency, the same peer group (Related Dow Peers) is used to benchmark executives’ total compensation opportunity and to evaluate long-term performance.	31
Annual shareholder say-on-pay	We value our shareholders’ input on our executive compensation program, so our Board seeks a non-binding advisory vote from shareholders every year to approve the executive compensation disclosed in our CD&A and compensation tables.	64
Tax gross-ups	We do not provide tax gross-ups to our executive officers.	44
Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units or Restricted Stock Units.	40
Employment contracts	None of our named executive officers has an employment contract.	45
Guaranteed benefits	Beginning in 2006, we froze the defined benefit pension and supplemental benefits.	45

Verizon 2017 Proxy Statement |	29

Compensation Discussion and Analysis  |  Roles and responsibilities

Roles and responsibilities

Human Resources Committee

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation. References to the Committee in this section with respect to the CEO’s compensation reflect that process.

Management

The Committee may consult with the Executive Vice President and Chief Administrative Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Administrative Officer, who reports to the Committee on the actions taken under this delegation.

The Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers. While the Committee values the CEO’s insight, ultimately the Committee makes an independent determination on all matters related to the compensation of the named executive officers.

Independent compensation consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee has retained Pearl Meyer as its compensation consultant (Consultant) based on the firm’s independence and expertise in representing the compensation committees of large corporations. The Consultant advises the Committee on all matters related to the compensation of our named executive officers and our non-employee Directors. This includes providing benchmarking data and helping the Committee interpret this data, as well as helping the Committee interpret data gathered by the Company. The Consultant participates in all Committee meetings and confers regularly with the Committee in executive session at those meetings.

Committee policy prohibits the Consultant from doing any work for the Company during its engagement. Neither Pearl Meyer nor its affiliates have performed any work for the Company or any Company affiliate since the Committee first retained the Consultant in 2006.

The Committee has considered the independence of Pearl Meyer in light of SEC rules and NYSE and Nasdaq listing standards. At the Committee’s request, Pearl Meyer provided a letter addressing its independence, including the following factors:

•	No other services provided to the Company by the Consultant;

•	Fees paid by the Committee as a percentage of the Consultant’s total revenue;

•	Policies or procedures maintained by the Consultant that are designed to prevent a conflict of interest;
•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the Consultant or the individual consultants involved in the engagement.

The Committee has concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

30	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Shareholder feedback on compensation

Shareholder feedback on compensation

Our Board, the Committee and our management team value shareholder perspectives on our executive compensation program. As part of the Committee’s annual review of the program, it considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2016, the compensation of our named executive officers was approved by approximately 92% of votes cast, demonstrating a high level of shareholder support for our compensation program and policies.

Management and Directors engaged with our institutional shareholders in meetings and calls throughout the year. In Verizon’s 2016 fall outreach, management, along with the Consultant, engaged with our institutional shareholders concerning executive compensation. In particular, we discussed the Committee’s choice of performance metrics for awards issued under the Long-Term Incentive Plan (Long-Term Plan), the rationale for the peer group utilized for compensation benchmarking and performance measurement, proposed changes to the Long-Term Plan and recent SEC compensation disclosure initiatives. Our investors continued to voice support for our overall compensation program, believing it to be well-structured and aligned with the Company’s performance. Based on this feedback, the results of our 2016 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes our shareholders continue to strongly support Verizon’s executive compensation program.

Peer group

The Committee uses the same peer group to benchmark executive pay opportunities and to evaluate Verizon’s relative stock performance under the Long-Term Plan. This peer group, which we call the Related Dow Peers, includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s five largest industry competitors that are not included in the Dow Jones Industrial Average. This group of companies is appropriate for the dual purpose of benchmarking executive pay opportunities and evaluating relative stock performance under the Long-Term Plan because it is comprised of companies similar to us in market capitalization, net income, revenue and total employees, as well as Verizon’s five other largest industry competitors. These companies represent Verizon’s primary competitors for executive talent and investor dollars. Moreover, this peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. For these reasons, the Committee believes that use of the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to understand, evaluate and monitor Verizon’s compensation program.

Verizon 2017 Proxy Statement |	31

Compensation Discussion and Analysis  |  Peer group

Related Dow Peer information

The following chart shows the companies included in the Related Dow Peers, as constituted on March 4, 2016, the date of the 2016 PSU grant. The chart includes each company’s market capitalization as of December 31, 2016 as reported by Bloomberg, as well as net income attributable to the company, revenue and total number of employees as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Million)	Revenue ($ Millions)	Total Employees
3M	$107,404	$5,050	$30,109	91,584	Verizon’s rank among Related Dow Peers (35 companies) 10th Market capitalization 6th Net income 6th Revenue 11th Total employees
American Express	$67,802	$5,408	$33,823	56,400
Apple	$617,588	$45,687	$215,639	116,000
AT&T	$261,177	$12,976	$163,786	268,000
Boeing	$96,080	$4,895	$94,571	150,500
Caterpillar	$54,260	($67)	$38,537	95,400
Charter Communications*	$89,539	$3,522	$29,003	91,500
Chevron	$222,190	($497)	$103,310	55,200
Cisco Systems	$151,697	$10,739	$49,247	73,700
Coca-Cola	$178,815	$6,527	$41,863	100,300
Comcast	$165,225	$8,695	$80,403	159,000
Du Pont	$63,810	$2,513	$24,594	46,000
Exxon Mobil	$374,281	$7,840	$197,518	71,100
General Electric	$279,546	$8,831	$119,687	295,000
Goldman Sachs Group	$99,960	$7,398	$37,712	34,400
Home Depot	$163,331	$7,957	$94,595	400,000
IBM	$157,832	$11,872	$79,919	380,300
Intel	$171,884	$10,316	$59,387	106,000
Johnson & Johnson	$313,432	$16,540	$71,890	126,400
JPMorgan Chase	$308,768	$24,733	$105,486	243,355
McDonald’s	$101,082	$4,687	$24,622	375,000
Merck	$162,313	$3,920	$39,807	68,000
Microsoft	$483,160	$16,798	$85,320	114,000
Nike	$84,654	$3,760	$32,376	70,700
Pfizer	$197,100	$7,215	$52,824	96,500
Procter & Gamble	$224,997	$10,508	$65,299	105,000
Sprint Corporation	$33,522	($1,995)	$32,180	30,000
T-Mobile US	$47,389	$1,460	$37,242	50,000
Travelers	$34,774	$3,014	$27,625	30,900
UnitedHealth Group	$152,329	$7,017	$184,840	230,000
United Technologies	$90,262	$5,055	$57,244	202,000
VISA	$181,545	$5,991	$15,082	14,200
Wal-Mart	$212,419	$13,643	$485,873	2,300,000
Walt Disney	$165,862	$9,391	$55,632	195,000
Verizon	$217,611	$13,127	$125,980	160,900

*	Charter Communications is the successor company to Time Warner Cable as a result of a merger that occurred in May 2016.

32	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Peer group

Benchmarking total compensation opportunity

The Committee evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Plan and the Long-Term Plan – to the total compensation opportunities for executives in comparable positions at peer companies. The Committee references the 50th percentile of the Related Dow Peers when making this comparison. The Committee believes that the 50th percentile is an appropriate targeted level of total compensation opportunity because of Verizon’s size relative to the Related Dow Peers. A named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility. The total amount of compensation an executive actually receives may vary from the targeted opportunity based on Verizon’s annual and long-term performance results.

Compensation objectives and elements of compensation

Compensation objectives

Verizon’s executive compensation program supports the creation of shareholder value through four key objectives:

Attract and retain high-performing executives with the leadership abilities and experience necessary in an enterprise with our scale, breadth, and complexity to develop and execute our business strategies, drive superior results, meet diverse challenges and build long-term shareholder value;

Pay for superior results and sustainable growth by rewarding the achievement of challenging performance goals;

Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and

Manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives and cap maximum payments.

Our compensation program has two features the Committee believes promote a performance-based culture that links the interests of management and shareholders. First, the compensation program focuses extensively on variable, performance-based compensation, with fixed compensation (base salary) constituting only approximately 10% of each named executive officer’s total compensation opportunity. Second, we do not offer guaranteed defined benefit pension or supplemental pension benefits.

In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. To that end, long-term target compensation opportunities are more than double the annual base salary and short-term incentive target compensation opportunities. Moreover, since the Long-Term Plan features three-year performance cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements and RSUs subject to time-based vesting requirements, we reward sustained performance and also encourage high-performing executives to remain with Verizon.

Verizon 2017 Proxy Statement |	33

Compensation Discussion and Analysis  |  Compensation objectives and elements of compensation

Elements of compensation

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements, and cash and equity-based pay elements when setting total compensation opportunity at competitive levels.

Pay element	Characteristics	Primary objective
Base salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives
Short-term incentive opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve challenging short-term performance targets
Long-term incentive opportunity	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

While the Committee does not benchmark each individual element of compensation by targeting each such element to a specified market level, it does review market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the Related Dow Peers.

Compensation mix

The Committee believes that a substantial majority of each named executive officer’s total compensation opportunity should be variable and at risk in order to emphasize a performance-based culture. Accordingly, for 2016, the Committee allocated approximately 10% of each executive’s total compensation opportunity in the form of base salary, 20% in the form of short-term incentive, and 70% in the form of long-term incentive.

The following chart illustrates the approximate allocation of the named executive officers’ 2016 total compensation opportunity between variable, performance-based elements and fixed pay.

The named executive officers are also eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees, as well as certain other benefits that are described under “Other elements of the compensation program” beginning on page 44.

Performance target setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans. Targets are set at the time of the Board’s annual strategy session to ensure that our executives’ compensation opportunities are aligned with Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that generate shareholder value.

34	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Performance target setting

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;

•	Economic, industry and competitive environments;

•	The creation of shareholder value;

•	The achievement level of performance targets in the prior year;

•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;
•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and

•	With regard to the diversity and sustainability metric in the Short-Term Plan, Verizon’s values and long-term commitment to being a responsible member of the communities we serve.

2016 annual base salary

To determine an executive’s base salary, the Committee, with assistance from the Consultant, considers the pay practices of the Related Dow Peers for comparable positions; the executive’s experience, tenure and scope of responsibility; internal pay equity; and continuity planning and management development considerations. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity.

Based on its assessment, the Committee approved base salary increases in 2016 of 2.9% for Mr. Stratton, 2.9% for Ms. Walden, 6.7% for Mr. Reed and 2.8% for Mr. Shammo. In his prior role with Verizon, Mr. Ellis received a base salary increase in 2016 of 5.88%. When Mr. Ellis was promoted to Chief Financial Officer in November 2016, the Committee approved a new base salary of $700,000, which reflects the scope and breadth of his new position. The Committee determined these adjustments were appropriate to provide these named executive officers a total compensation opportunity appropriate for each officer, in light of the Committee’s reference of the 50th percentile for comparable executives within the Related Dow Peers and the goal of providing a compensation mix that limits base salary to approximately 10% of the total compensation opportunity. Applying this same methodology, the Committee determined that Mr. McAdam’s base salary should not be adjusted in 2016.

2016 short-term incentive compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets. Each year, the Committee establishes the potential value of the awards under the Short-Term Plan, as well as the performance targets required to achieve these awards.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary based on both the scope of the executive’s responsibilities and the competitive pay practices of the Related Dow Peers. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the “Grants of plan-based awards” table on page 51.

For the named executive officers other than Mr. Ellis, target award opportunities, expressed as a percentage of base salary, did not change for 2016. However, the dollar value of the 2016 target award opportunities for Mr. Stratton, Ms. Walden, Mr. Reed and Mr. Shammo increased from 2015 as a result of the base salary increases described above. Mr. McAdam did not receive a salary increase in 2016, so the dollar value of his 2016 target award opportunity was the same as it was in 2015. When Mr. Ellis was promoted to Chief Financial Officer in November 2016, his target award opportunity was increased from 90% to 150% of his base salary on a prorated basis. The dollar value in the “2016 Short-Term Plan target award opportunity” table on page 36 reflects this increase.

Verizon 2017 Proxy Statement |	35

Compensation Discussion and Analysis  |  2016 short-term incentive compensation

The following table shows the 2016 Short-Term Plan target award opportunity for each of the named executive officers.

2016 Short-Term Plan target award opportunity

Named executive officer	As a percentage of base salary		As a dollar value
Mr. McAdam	250%		$4,000,000
Mr. Ellis*	150%	*	$512,500
Mr. Stratton	150%		$1,350,000
Ms. Walden	150%		$1,350,000
Mr. Reed	150%		$1,200,000
Mr. Shammo	150%		$1,387,500

*	Mr. Ellis’ target award opportunity was 90% of his base salary prior to November 2016. The dollar value shown here reflects Mr. Ellis’ total target award opportunity for 2016 after giving effect to the prorated increase to his target award percentage in November 2016.

Annual performance measures

In the first quarter of each year, the Committee establishes financial and operational performance measures for the Short-Term Plan that are consistent with Verizon’s strategic goals. For each such measure, the Committee sets a target that is appropriate to motivate executives to achieve challenging performance levels. Verizon’s performance with respect to these measures determines the amount of the short-term incentive awards earned by the named executive officers.

The Short-Term Plan award opportunities for 2016 were based primarily on achieving specific goals under three Company-wide financial and operating performance measures: adjusted earnings per share (EPS), total revenue and free cash flow.

Why these performance measures?

The Committee selected adjusted EPS, free cash flow and total revenue to reflect Verizon’s strategic goals of encouraging profitable operations, efficient use of capital and overall growth. The Committee also selected a diversity and sustainability metric to reflect Verizon’s commitment to promoting diversity among our employees and our business partners, and to reducing the environmental impact of our operations.

To better align with Verizon’s strategic plan, the Committee adjusted the weightings of the financial measures from 2015 by increasing the weighting of total revenue by 5% and by decreasing the weighting of adjusted EPS by 5%. The Committee made this adjustment to further emphasize revenue generation and our goal of driving growth in 2016.

36	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  2016 short-term incentive compensation

The 2016 performance measures, along with the weighting ascribed to each, are shown below as a percentage of the total Short-Term Plan award opportunity at target level performance.

The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. The 2016 measures and related targets approved by the Committee are described in detail below.

Adjusted EPS

Target range: $3.90 to $3.99

The Committee views adjusted EPS as an important indicator of Verizon’s success in delivering shareholder value. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because this measure is broadly used and recognized by investors as a key indicator of ongoing operational performance and profitability. Adjusted EPS excludes non-operational items, such as impairments and gains and losses from divestitures, business combinations, changes in accounting principles, the net impact of pension and post-retirement benefit costs, extraordinary items and restructurings. The Committee believes this measure provides meaningful comparisons of our financial results from period to period and reflects the relative success of the ongoing business.

Free cash flow

Target range: $8.4 billion to $9.8 billion

The Committee views free cash flow as another important indicator of Verizon’s success in delivering shareholder value because it measures our ability to generate cash from operations and is often used by investors in their equity valuation models. Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing activities associated with device payment plan receivable securitizations. The Committee believes this measure is meaningful because Verizon’s businesses require significant capital investment, and the level of free cash flow reflects how efficiently we are managing capital expenditures. Free cash flow also indicates the amount of cash Verizon has available to return to shareholders in the form of dividends and to reduce outstanding debt. These are both important goals, especially in light of our commitment to returning to the credit rating profile the Company maintained before we acquired sole ownership of Verizon Wireless in 2014.

Verizon 2017 Proxy Statement |	37

Compensation Discussion and Analysis  |  2016 short-term incentive compensation

Total revenue

Target range: $132.1 billion to $133.5 billion

The Committee views total revenue as an important indicator of Verizon’s growth and success in managing capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets. In setting the total revenue target range for 2016, the Committee excluded revenue attributable to businesses that were to be divested during that year.

Diversity and sustainability

Targets: At least 59.4% of U.S.-based workforce comprised of minority and female employees; direct at least $4.6 billion of our overall supplier spending to minority- and female-owned firms; reduce our carbon intensity by at least 3.5% compared to the prior year

We are committed to promoting a diverse and inclusive culture among our employees and to recognizing and encouraging the contribution of diverse business partners to our success. We are also committed to reducing the environmental impact of our operations. Our connected solutions empower industries and institutions to transform the way they work by making them more efficient. We have incorporated many of these solutions in our own business to support our goal of cutting Verizon’s carbon intensity — carbon emissions produced per terabyte of data flowing through our networks — in half by 2020.

38	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  2016 short-term incentive compensation

The Short-Term Plan provides for performance measures to be adjusted to exclude the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other non-operational items. No awards are paid under the Short-Term Plan if Verizon’s return on equity (ROE) for the plan year, based on adjusted net income, does not exceed 8%, even if some or all of the other performance measures are achieved.

2016 Short-Term Plan award. After considering the level of performance with respect to each performance measure, and based on an assessment of the level of achievement of each goal individually and collectively, the Committee determines the final Short-Term Plan award as a percentage of the target level for all employees participating in the Short-Term Plan. For 2016, this payout percentage was determined to be 80% of the target level. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named executive officer	Actual 2016 Short-Term Plan award ($)
Mr. McAdam	3,200,000
Mr. Ellis*	410,000
Mr. Stratton	1,080,000
Ms. Walden	1,080,000
Mr. Reed	960,000
Mr. Shammo	1,110,000

*	Reflects Mr. Ellis’ total award payout for 2016 after giving effect to the prorated increase to his target award percentage in November 2016.

Verizon 2017 Proxy Statement |	39

Compensation Discussion and Analysis  |  Long-term incentive compensation

Long-term incentive compensation

The Verizon Long-Term Plan is intended to align executives’ and shareholders’ interests and to reward participants for creating long-term shareholder value. The Committee determined that a three-year performance cycle is appropriate for the Long-Term Plan awards because a multi-year performance cycle enables the Committee to meaningfully evaluate the execution of long-term strategies and the effect on shareholder value.

Consistent with past practice, Long-Term Plan awards are made in PSUs and RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee establishes an executive’s Long-Term Plan award opportunity as a percentage of base salary and determines the number of PSUs and RSUs to be awarded based on the stock price on the grant date. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. These dividend equivalents are paid only to the extent that the related PSUs and RSUs are actually earned.

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, and the ultimate value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the performance cycle. Because the value of PSUs is linked to both stock price and performance targets, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs also provide a performance link as the value of the award depends on Verizon’s stock price. Both PSUs and RSUs provide a retention incentive by requiring the executive to remain employed with Verizon through the end of the three-year award cycle, subject to certain qualifying separations.

As in prior award cycles, the 2016 PSUs are payable in cash and the 2016 RSUs are payable in Verizon shares. The Committee believes this mix appropriately balances the potential shareholder dilution from paying awards in shares and cash flow considerations. In addition, paying the 2016 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

2016 Long-Term Plan award opportunities

The Long-Term Plan award is intended to drive our executives to deliver superior TSR performance and create free cash flow, and to encourage retention among our highly-qualified team. To that end, consistent with past practice, each of the named executive officers received 60% of their 2016 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs. Two-thirds of the PSUs are eligible to vest based on Verizon’s relative TSR, and one-third is eligible to vest based on Verizon’s cumulative free cash flow.

40	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Long-term incentive compensation

Why these performance measures?

Relative TSR. The Committee believes Verizon’s TSR as compared to the TSR of the companies in the Related Dow Peers is a critical indicator of our success because it measures our performance in returning value to our shareholders in comparison to alternative investments our shareholders could have made.

Free Cash Flow. The Committee views free cash flow as an important indicator of our success because it measures our ability to generate cash from operations, which may be reinvested in our business, used to make acquisitions or pay outstanding debt, or returned to shareholders in the form of dividends or through share repurchases.

The 2016 target award opportunities for each of the named executive officers are shown in the table below. For the named executive officers other than Mr. Ellis, target award opportunities, expressed as a percentage of base salary, did not change for 2016. The dollar value of the 2016 target award opportunities for Mr. Stratton, Ms. Walden, Mr. Reed and Mr. Shammo increased from 2015 solely as a result of the base salary increases described on page 35. The dollar value of Mr. McAdam’s 2016 target award opportunity did not change from 2015 because he did not receive a base salary increase in 2016. When Mr. Ellis was promoted to Chief Financial Officer in November 2016, his target award opportunity was increased from 300% to 500% of his base salary on a prorated basis, effective November 2016. To reflect this increase, Mr. Ellis received a prorated incremental long-term incentive award in November 2016.

The Committee sets the award levels to provide a total compensation opportunity consistent with the Company’s overall compensation philosophy as described above, while maintaining a compensation mix in which each executive’s target annual Long-Term Plan award opportunity represents approximately 70% of that executive’s compensation opportunity. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of units using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the 2016 Long-Term Plan awards granted to the named executive officers.

2016 Long-Term Plan target award opportunity

Named executive officer	As a percentage of base salary	As a dollar value
Mr. McAdam	750%	$12,000,000
Mr. Ellis*	500%*	$1,708,333*
Mr. Stratton	525%	$4,725,000
Ms. Walden	500%	$4,500,000
Mr. Reed	500%	$4,000,000
Mr. Shammo	525%	$4,856,250

*	Mr. Ellis’ target award opportunity was 300% of his base salary prior to November 2016. The dollar value for Mr. Ellis reflects the total target award opportunity for 2016 after giving effect to the prorated incremental award granted in connection with the increase to his target award percentage in November 2016.

Verizon 2017 Proxy Statement |	41

Compensation Discussion and Analysis  |  Long-term incentive compensation

Terms of 2016 PSU awards

Total Shareholder Return metric. Two-thirds of the PSUs will vest based on relative TSR performance (TSR PSUs). The accompanying chart shows the percentage of the TSR PSUs awarded for the 2016-2018 performance cycle that will vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted. Verizon’s TSR during the performance cycle must rank at least 15th — the 59th percentile — among the Related Dow Peers for 100% of the target number of TSR PSUs to vest, meaning Verizon must achieve above median TSR PSU performance for target vesting. The maximum number of TSR PSUs (200% of target) will vest only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers — the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 25th — approximately the 29th percentile — of the companies in the Related Dow Peers, none of the TSR PSUs will vest.

Free Cash Flow metric. One-third of the PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2016-2018 performance cycle that will vest is based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels set by the Committee at the beginning of the performance cycle. FCF is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing activities attributable to device payment plan receivable securitizations, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative FCF target for the 2016-2018 performance cycle was set at a level the Committee believes is attainable, but challenging in light of the business environment. The number of FCF PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between identified performance levels will be determined by linear interpolation between vesting percentage levels.

TSR PSU vesting by

performance level

Verizon’s TSR rank among Related Dow Peers	Percent of TSR PSUs that vest
1st	200%
2nd	200%
3rd	200%
4th	200%
5th	172%
6th	165%
7th	158%
8th	151%
9th	144%
10th	137%
11th	130%
12th	123%
13th	116%
14th	109%
15th	102%
16th	95%
17th	88%
18th (median)	81%
19th	74%
20th	67%
21st	60%
22nd	53%
23rd	46%
24th	39%
25th	32%
26th	0%
27th	0%
28th	0%
29th	0%
30th	0%
31st	0%
32nd	0%
33rd	0%
34th	0%
35th	0%

42	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Long-term incentive compensation

2014 PSU awards earned in 2016

With respect to the PSUs awarded in 2014, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of the two performance metrics over the three-year performance cycle:

2014-2016 TSR PSUs. Two-thirds of the PSUs awarded were eligible to vest based on Verizon’s TSR ranking for the 2014-2016 performance cycle relative to the Related Dow Peers as constituted on the date the award was granted. The percentage of TSR PSUs awarded for the 2014-2016 performance cycle that would vest at each level of Verizon’s relative TSR positioning was identical to the percentage at each performance level for the 2016-2018 grant shown on the prior page. (For the 2014–2016 grant, there were 34 companies in the Related Dow Peers, including Verizon, compared with 35 for the 2016-2018 grant.)

Over the three-year performance cycle ending December 31, 2016, Verizon’s TSR ranked 22nd among the Related Dow Peers, resulting in a vesting percentage of 53% for the TSR PSUs.

2014-2016 FCF PSUs. One-third of the PSUs awarded was eligible to vest based on Verizon’s cumulative free cash flow over the 2014-2016 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following shows the percentage of FCF PSUs awarded that would vest based on Verizon’s cumulative free cash flow over the 2014-2016 performance cycle at different performance levels.

Verizon’s cumulative free cash flow (in billions)	Percentage of awarded FCF PSUs that vest[1]
Greater than $51.0	200%
$47.0	150%
$44.0	100%
$37.0	50%
Less than $37.0	0%

1	For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2014-2016 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis, reflecting reductions and/or increases, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy, and other non-operational items. In determining Verizon’s free cash flow over the performance cycle, the Committee made adjustments for (i) the monetization of the Verizon Wireless cell tower portfolio in March 2015, (ii) the sale of certain properties to Frontier in 2016, and (iii) the cash flows from certain device payment plan receivable securitizations, which are presented as cash flow from financing activities, as these developments were not contemplated when the FCF PSU targets were set. These adjustments are set forth in Appendix A. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $46.9 billion, which resulted in a vesting percentage of 149%. The monetization of the Verizon Wireless cell tower portfolio resulted in higher free cash flow than was anticipated at the time the FCF PSU targets were set, so free cash flow was reduced by amounts attributable to that transaction, and the sale of certain proprieties to Frontier resulted in lower free cash flow than was anticipated at the time the FCF PSU targets were set, so free cash flow was increased by amounts attributable to that transaction. In addition, the treatment of certain device payment plan receivable securitizations as cash flow from financing activities resulted in lower free cash flow than was anticipated at the time the FCF PSU targets were set, so free cash flow was increased by amounts attributable to these device payment plan receivable securitizations. These three developments ultimately resulted in a net increase in cumulative free cash flow.

Verizon 2017 Proxy Statement |	43

Compensation Discussion and Analysis  |  Long-term incentive compensation

2014-2016 PSU payout. As a result of the achievements described above, in the first quarter of 2017 the Committee approved a payment to all participants in the Long-Term Plan, including the named executive officers, of 85% of the PSUs awarded for the 2014-2016 performance cycle, which represents the weighted average of the two vesting percentages described above, plus dividend equivalents credited on those vested PSUs.

Mr. McAdam’s 2011 special one-time equity award earned

In connection with Mr. McAdam’s appointment to CEO effective August 1, 2011, the Committee recommended, and the independent members of the Board approved, a special one-time equity award to Mr. McAdam under the Long-Term Plan to provide an additional incentive to drive performance and create value for shareholders. The award was granted on August 1, 2011, with 70% of the award opportunity in the form of PSUs and 30% in the form of RSUs.

The RSUs represented shares of Verizon common stock that would become payable at the end of the five-year performance cycle ending on July 31, 2016, if Mr. McAdam remained employed throughout the performance cycle. The PSUs represented shares of Verizon common stock that would become payable after the completion of a five-year performance cycle ending on July 31, 2016, provided that the pre-established performance criterion was achieved and Mr. McAdam remained employed throughout the performance cycle. The number of PSUs that were eligible to vest would be determined based on Verizon’s average annual ROE during the performance cycle. No PSUs would vest unless Verizon’s average annual ROE met the minimum threshold percentage of 10%. If Verizon’s average annual ROE met the target percentage of 15%, 100% of the nominal number of the PSUs granted would vest and a maximum of two times the nominal number of PSUs granted would vest if Verizon’s average annual ROE was at least 20% at the conclusion of the performance cycle. If Verizon’s average annual ROE during the five-year performance cycle was greater than 10% but less than 15%, or was greater than 15% but less than 20%, the Committee would determine the extent to which the PSUs would vest, provided that the vested percentage must be between 50% and 100% and between 100% and 200%, respectively.

In determining Verizon’s average annual ROE during the award performance cycle, the Committee made adjustments for the acquisition of sole ownership of Verizon Wireless in February 2014, as this transaction was not contemplated when the target was set. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s average annual ROE was 21.1% over the five-year performance cycle ending on July 31, 2016. As a result, the Committee recommended, and the independent members of the Board approved, a payment of 200% of the number of PSUs awarded, plus accrued dividends credited on those PSUs. In addition, the RSUs awarded to Mr. McAdam, plus accrued dividends credited on those RSUs, vested pursuant to the terms of the award. The PSUs and RSUs were paid in shares in accordance with the terms of the award, and Mr. McAdam is required to hold the shares he received (net of tax withholding) for at least two years following the vesting date unless he dies or becomes disabled.

Other elements of the compensation program

Verizon also provides the named executive officers with limited additional benefits as generally described below, which are subject to applicable taxes. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing an executive to attend to confidential business matters while in transit.

44	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Other elements of the compensation program

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums.

Financial planning. Verizon provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income.

For additional information on these benefits, see footnote 4 to the “Summary compensation table” on page 50.

Retirement benefits

Over ten years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain named executive officers are described in more detail under the section titled “Pension plans” beginning on page 54. In addition, effective June 30, 2006, the Committee froze eligibility for Verizon-subsidized retiree medical benefits under its legacy broad-based Wireline retiree medical plans, which provide a capped partial subsidy towards the cost of medical benefits to certain Verizon employees who met the eligibility requirements for the benefit. None of Verizon’s named executive officers other than Mr. Reed are eligible for Verizon-subsidized retiree medical benefits.

During 2016, all of Verizon’s named executive officers were eligible to participate in Verizon’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, referred to as the Savings Plan, and Verizon’s nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in the plans. Under the Savings Plan, participants may defer “eligible pay,” which includes base salary and short-term incentive, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to “restore” benefits that are limited or cut back under the Savings Plan due to the Internal Revenue Code limits. Accordingly, under the Deferral Plan a participant may elect to defer his or her base pay and short-term incentive that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. The Deferral Plan also permits participants to defer long-term incentive compensation, but these deferrals are not eligible for Company matching contributions. All participants in both the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay.

Severance and change in control benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

Verizon was not a party to any employment agreement with any of the named executive officers in 2016. All senior managers (including all named executive officers except Mr. McAdam) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company.

Verizon 2017 Proxy Statement |	45

Compensation Discussion and Analysis  |  Other elements of the compensation program

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

Under the Senior Manager Severance Plan, each named executive officer (other than Mr. McAdam) is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, a participant must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after separation.

Mr. Shammo retired from Verizon effective December 31, 2016. Mr. Shammo was not entitled to separation benefits under the Senior Manager Severance Plan, but he was eligible for certain other benefits as a retiree, which are described in more detail on page 62.

Consistent with the Committee’s belief that named executive officers should not receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single-trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if, in the 12 months following a change in control that participant’s employment is terminated without cause, all then-unvested PSUs will fully vest at the target level performance, all then-unvested RSUs will fully vest, and PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other compensation policies

Stock ownership guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels within designated periods of assuming their leadership roles.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.

•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

•	Executives are prohibited from hedging, short-selling or engaging in any financial activity that would allow them to benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers engaged in any pledging transaction with respect to shares of Verizon’s stock.

46	| Verizon 2017 Proxy Statement

Compensation Discussion and Analysis  |  Other compensation policies

Recovery of incentive payments (clawbacks)

The Committee believes it is appropriate to hold executives accountable for actions or omissions that result in significant reputational or financial harm to the Company. Accordingly, the Committee has adopted a policy that enables Verizon to cancel or “claw back” incentive compensation from any senior executive who has engaged in willful misconduct in the performance of the executive’s duties that results in significant reputational or financial harm to Verizon. In addition, all of Verizon’s employees who receive equity grants under Verizon’s Long-Term Plan are subject to an additional clawback policy that requires forfeiture or cancellation of incentive compensation (both short-term and long-term) if the Committee determines that Verizon was required to materially restate its financial results because of the employee’s willful misconduct or gross negligence. The Committee reviews these policies periodically.

Shareholder approval of certain severance arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and accounting considerations

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the company’s compensation committee under a plan approved by the company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including determining when to request shareholder approval of incentive plans and when to award compensation that may not qualify for a tax deduction. Compensation paid to the named executive officers under the Short-Term Plan, as well as the PSUs awarded under the Long-Term Plan, are generally intended to meet the performance-based exception for deductibility under the tax laws. However, these rules impose a number of requirements and are subject to change, sometimes with retroactive effect. There can be no assurance that any compensation will in fact be deductible.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Committee actions taken after fiscal year 2016

The Committee approved a special equity award for Mr. Stratton for purposes of retention. The award is 100% performance-based, and the final payout of the award is predicated on driving return on equity, which is linked to shareholder value creation. The award was granted on March 14, 2017, with a grant date fair value of approximately $6 million.

Mr. Stratton’s special award was authorized by the Committee under the terms and conditions of the 2009 Long-Term Plan, with 100% of the award opportunity in the form of PSUs. The PSUs represent shares of Verizon stock that may become payable after the completion of a three-year award period ending on March 13, 2020, provided that the pre-established performance criterion is achieved and Mr. Stratton remains actively employed throughout the award period. The percentage of PSUs granted that will vest at the end of the

Verizon 2017 Proxy Statement |	47

Compensation Discussion and Analysis  |  Committee actions taken after fiscal year 2016

three-year award period will be determined based on Verizon’s average annual ROE during the three-year period beginning January 1, 2017 and ending December 31, 2019. No PSUs will vest unless Verizon’s three-year average ROE meets a minimum threshold percentage of 30%. If Verizon’s three-year average ROE meets the target percentage of 45%, 100% of the PSUs granted will vest. If Verizon’s three-year average ROE is at least 60%, a maximum of 150% of the PSUs granted will vest. If Verizon’s three-year average ROE is greater than 30% but less than 45%, the percentage of PSUs that will vest will be between 50% and 100% on an interpolated basis, and if Verizon’s three-year average ROE is greater than 45% but less than 60%, the percentage of PSUs that will vest will be between 100% and 150% on an interpolated basis.

The PSUs that vest at the end of the three-year award period ending March 13, 2020, including accrued dividends on the vested portion of the grant, will be settled in shares of Verizon stock. The award agreement requires Mr. Stratton to hold such shares (net of withholding taxes) for at least one year following the vesting date unless he dies or becomes disabled.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K.

Respectfully submitted,

The Human Resources Committee

Clarence Otis, Jr., Chair

Richard Carrión

Melanie Healey

Rodney Slater

Gregory Wasson

March 3, 2017

48	| Verizon 2017 Proxy Statement

Compensation Tables

Summary compensation

The following table provides information about the compensation paid to each of our named executive officers in 2014, 2015 and 2016.

Summary compensation table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Lowell McAdam	2016	1,600,000	0	12,000,077	0	3,200,000	233,155	641,347	17,674,579
Chairman and	2015	1,661,538	0	12,000,065	0	4,000,000	83,092	598,965	18,343,660
Chief Executive Officer	2014	1,580,769	0	12,000,052	0	3,800,000	75,647	850,041	18,306,509
Matthew Ellis	2016	488,462	0	1,708,468	0	410,000	1,291	89,138	2,697,359
Executive Vice President
and Chief Financial Officer
John Stratton	2016	896,154	0	4,725,072	0	1,080,000	101,959	237,424	7,040,609
Executive Vice President and President of Operations	2015 2014	894,231 785,577	0 0	4,593,828 4,200,028	0 0	1,312,500 1,140,000	52,841 30,023	203,910 188,530	7,057,310 6,344,158
Marni Walden	2016	896,154	0	4,500,061	0	1,080,000	55,034	216,340	6,747,589
Executive Vice President and President of Product Innovation and New Businesses	2015	894,231	0	4,375,074	0	1,312,500	44,907	174,317	6,801,029
Marc Reed	2016	792,307	0	4,000,094	0	960,000	196,023	224,745	6,173,169
Executive Vice President and Chief Administrative Officer
Francis Shammo	2016	921,154	0	4,856,306	0	1,110,000	82,482	235,653	7,205,595
Former Executive Vice President and Chief Financial Officer	2015 2014	920,192 815,385	0 0	4,725,031 4,331,294	0 0	1,350,000 1,175,625	41,566 12,491	204,052 163,956	7,240,841 6,498,751

1	The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level.

	Grant Date Fair Value of PSUs			Maximum Value of PSUs
Name	2014 ($)	2015 ($)	2016 ($)	2014 ($)	2015 ($)	2016 ($)
Mr. McAdam	7,200,041	7,200,039	7,200,036	14,400,082	14,400,078	14,400,072
Mr. Ellis			1,025,091			2,050,182
Mr. Stratton	2,520,026	2,756,297	2,835,043	5,040,052	5,512,594	5,670,086
Ms. Walden		2,625,044	2,700,026		5,250,088	5,400,052
Mr. Reed			2,400,046			4,800,092
Mr. Shammo	2,598,767	2,835,009	2,913,794	5,197,534	5,670,018	5,827,588

2	The amounts in this column for 2016 reflect the 2016 Short-Term Plan award paid to the named executive officers in February 2017 as described beginning on page 35.

Verizon 2017 Proxy Statement |	49

Compensation Tables  |  Summary compensation

3	The amounts in this column for 2016 for Mr. McAdam, Ms. Walden and Mr. Reed reflect the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans and the above-market earnings on amounts held in nonqualified deferred compensation plans as follows: $132,300 and $100,855 for Mr. McAdam, $1,372 and $53,662 for Ms. Walden and $7,803 and $188,220 for Mr. Reed. Messrs. Ellis, Stratton, and Shammo are not eligible for pension benefits, so amounts shown in this column reflect only above-market earnings for these executives. The above-market earnings consist of earnings on amounts that the individual has elected to invest in a hypothetical investment option offered to all participants under the nonqualified deferred compensation plans that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investors Services. The earnings are considered above market in accordance with SEC rules because the interest crediting rate for this investment option (which for 2016 was approximately 4.18% annually) exceeded 120% of the corresponding applicable federal long-term rate established by the Internal Revenue Service (which for 2016 was 2.25%). Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

4	The following table provides the detail for 2016 compensation reported in the “All Other Compensation” column.

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Other[d] ($)	All Other Compensation Total ($)
Mr. McAdam	122,162	8,186	21,200	424,031	42,136	23,632	641,347
Mr. Ellis	0	0	21,200	45,920	9,933	12,085	89,138
Mr. Stratton	0	0	21,200	152,004	42,971	21,249	237,424
Ms. Walden	0	0	21,200	149,154	35,986	10,000	216,340
Mr. Reed	0	0	21,200	129,173	64,372	10,000	224,745
Mr. Shammo	0	0	15,360	162,286	48,007	10,000	235,653

a	The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2016 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b	The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2016 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2016 driver hours for personal use multiplied by the driver’s hourly rate).

c	Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy, chooses the level of coverage and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers, except Mr. Reed, the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his or her Short-Term Plan award opportunity at 67% of target level if the executive dies before a designated date. For Mr. Reed, the executive life insurance policy provides a death benefit equal to five times the sum of his base salary plus his Short-Term Plan award opportunity at 67% of target level if he dies before a designated date. For all named executive officers, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation.

d	This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) for Mr. McAdam, home security services; and (ii) for Mr. Ellis, financial planning services and relocation benefits; and (iii) for Ms. Walden, Mr. Reed, and Mr. Shammo, financial planning services; and (iv) for Mr. Stratton, financial planning services and personal travel. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. The aggregate incremental cost of personal travel for Mr. Stratton is equal to the direct expense related to his spouse’s attendance at a business event at the request of the Company. These expenses include lodging, ground transportation, meals and other travel-related items.

50	| Verizon 2017 Proxy Statement

Compensation Tables  |  Plan-based awards

Plan-based awards

The following table provides information about the 2016 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of plan-based awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. McAdam	STP	—	2,000,000	4,000,000	6,000,000
	PSU	3/4/2016				52,809	138,970	277,940				7,200,036
	RSU	3/4/2016							92,647			4,800,041
Mr. Ellis	STP	—	256,250	512,500	768,750
	PSU	3/4/2016				5,941	15,635	31,270				810,049
	PSU	11/1/2016				1,715	4,512	9,024				215,042
	RSU	3/4/2016							10,423			540,016
	RSU	11/1/2016							3,008			143,361
Mr. Stratton	STP	—	675,000	1,350,000	2,025,000
	PSU	3/4/2016				20,794	54,720	109,440				2,835,043
	RSU	3/4/2016							36,480			1,890,029
Ms. Walden	STP	—	675,000	1,350,000	2,025,000
	PSU	3/4/2016				19,803	52,114	104,228				2,700,026
	RSU	3/4/2016							34,743			1,800,035
Mr. Reed	STP	—	600,000	1,200,000	1,800,000
	PSU	3/4/2016				17,603	46,324	92,648				2,400,046
	RSU	3/4/2016							30,883			1,600,048
Mr. Shammo	STP	—	693,750	1,387,500	2,081,250
	PSU	3/4/2016				21,371	56,240	112,480				2,913,794
	RSU	3/4/2016							37,493			1,942,512

1	These awards are described in the Compensation Discussion and Analysis beginning on page 35.

2	The actual amount awarded in 2016 was paid in February 2017 and is shown in column (g) of the “Summary compensation table” on page 49. Mr. Ellis’ target award opportunity was 90% of his base salary prior to November 2016. The dollar value shown here reflects Mr. Ellis’ total target award opportunity for 2016 after giving effect to the prorated increase to his target award percentage in November 2016.

3	These columns reflect the potential payout range of PSU awards granted in 2016 to our named executive officers, including an incremental award granted to Mr. Ellis in connection with his promotion, in accordance with the Company’s annual long-term incentive award program, as described beginning on page 40. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail beginning on page 42. PSUs and the applicable dividend equivalents are paid only and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.

4	This column reflects the RSU awards granted in 2016 to the named executive officers, including an incremental award granted to Mr. Ellis in connection with his promotion, in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date. These dividend equivalents are only distributed to the award holder if and when the award vests.

Verizon 2017 Proxy Statement |	51

Compensation Tables  |  Plan-based awards

5	This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

Outstanding equity awards at fiscal year-end

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1,2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[1,3] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[1,4] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,5] ($) (j)	Grant Date
Mr. McAdam	0	0	0	0	0	107,558	5,741,446	217,804	11,626,378	3/6/2015
						95,785	5,113,003	126,435	6,749,100	3/4/2016
Mr. Ellis	0	0	0	0	0	11,310	603,728	0	0	2/6/2014
						10,622	567,002	21,509	1,148,150	3/6/2015
						10,776	575,223	14,225	759,331	3/4/2016
						3,008	160,567	3,971	211,972	11/1/2016
Mr. Stratton	0	0	0	0	0	41,175	2,197,922	83,379	4,450,771	3/6/2015
						37,716	2,013,280	49,784	2,657,470	3/4/2016
Ms. Walden	0	0	0	0	0	39,214	2,093,243	79,409	4,238,852	3/6/2015
						35,920	1,917,410	47,414	2,530,959	3/4/2016
Mr. Reed	0	0	0	0	0	33,612	1,794,209	68,064	3,633,256	3/6/2015
						31,929	1,704,370	42,146	2,249,753	3/4/2016
Mr. Shammo	0	0	0	0	0	42,351	2,260,696	85,760	4,577,869	3/6/2015
						38,763	2,069,169	51,167	2,731,294	3/4/2016

1	In 2014, Mr. Ellis received a special equity award in the form of RSUs, which vested on February 5, 2017, subject to the terms of the award agreement. The award was settled in shares of common stock following the vesting date. In 2016, Mr. Ellis received an incremental equity award in connection with his appointment as Chief Financial Officer in the form of PSUs and RSUs, which may become payable after the completion of the three-year period ending December 31, 2018, provided that Mr. Ellis remains continuously employed, subject to the terms of the award agreements.

2	The annual 2015 and 2016 RSU awards, including Mr. Ellis’ incremental 2016 RSU award, vest on December 31, 2017 and December 31, 2018 respectively. Mr. Ellis’ 2014 special RSU award vested on February 5, 2017. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2016.

3	This column represents the value of the RSU awards listed in column (g) based on a share price of $53.38, the closing price of Verizon’s common stock on December 30, 2016.

4	The annual 2015 and 2016 PSU awards, including Mr. Ellis’ incremental 2016 PSU award, vest on December 31, 2017 and December 31, 2018 respectively. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid if and to the extent that the applicable PSU award vests. As required by SEC rules, the number of units in this column represents the 2015 PSU awards at a 135% vesting percentage and the 2016 PSU awards at a 88% vesting percentage, in each case including accrued dividend equivalents through December 31, 2016 that will be paid to the executives if the awards vest at the indicated levels.

5	This column represents the value of the PSU awards listed in column (i) based on a share price of $53.38, the closing price of Verizon’s common stock on December 30, 2016.

52	| Verizon 2017 Proxy Statement

Compensation Tables  |  Value realized from stock options and certain stock-based awards

Value realized from stock options and certain stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards for the named executive officers:

•	2014 PSUs that vested on December 31, 2016;

•	2014 RSUs that vested on December 31, 2016;

•	special one-time equity award in the form of PSUs and RSUs granted in 2011 to Mr. McAdam that vested on July 31, 2016; and

•	special one-time equity award in the form of RSUs granted in 2012 to Ms. Walden that vested on December 12, 2016.

Based on the Company’s relative TSR as compared with the Related Dow Peers and its cumulative free cash flow over the performance period, the Committee approved a vesting percentage of 85% of the target number of PSU awards granted for the 2014-2016 performance cycle for all participants, including the named executive officers. The values of the 2014 PSU awards upon vesting for Mr. McAdam, Mr. Ellis, Mr. Stratton, Ms. Walden, Mr. Reed, and Mr. Shammo were $7,929,934, $743,478, $2,775,490, $2,312,900, $2,312,900 and $2,862,213, respectively, and the values of the 2014 RSU awards upon vesting for Mr. McAdam, Mr. Ellis, Mr. Stratton, Ms. Walden, Mr. Reed, and Mr. Shammo were $6,219,535, $583,141, $2,176,834, $1,814,060, $1,814,060 and $2,244,893, respectively.

Based on Verizon’s average annual ROE during the performance cycle, the Committee approved a vesting percentage of 200% of the target number of PSU awards granted for Mr. McAdam’s special one-time equity award granted in 2011. The value of Mr. McAdam’s PSU award upon vesting was $27,103,276, and the value of his RSU award upon vesting was $5,807,865.

The value of Ms. Walden’s special one-time equity award upon vesting was $3,467,395.

Option exercises and stock vested table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[1,2],3 ($) (e)
Mr. McAdam	0	0	859,027	47,060,610
Mr. Ellis	0	0	24,852	1,326,619
Mr. Stratton	0	0	92,775	4,952,324
Ms. Walden	0	0	144,303	7,594,355
Mr. Reed	0	0	77,313	4,126,960
Mr. Shammo	0	0	95,675	5,107,106

1	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2016 in accordance with the terms of the awards. For Mr. McAdam, the amount also includes dividend equivalents that were credited on the PSU and RSU awards that vested on July 31, 2016, and for Ms. Walden, the amount also includes dividend equivalents that were credited on the RSU award that vested on December 12, 2016, in each case in accordance with the terms of the award. With respect to Mr. McAdam’s PSU and RSU awards that vested on July 31, 2016, Mr. McAdam is required to hold the shares he acquired upon vesting of those awards (net of tax withholding) for at least two years following the vesting date unless he dies or becomes disabled.

2	The amounts in this column represent the number of shares acquired on vesting multiplied by $53.38, the closing price of Verizon’s common stock on December 30, 2016. For Mr. McAdam, the amount also includes the number of shares acquired on vesting of his 2011 special one-time equity award multiplied by $55.41, the closing price of Verizon’s common stock on July 31, 2016 and for Ms. Walden the amount also includes the number of shares acquired on vesting of her special 2012 RSU award multiplied by $51.76, the closing price of Verizon’s common stock on December 12, 2016.

3	The amounts in this column include $198,993 for Mr. Ellis that was deferred under the Verizon Executive Deferral Plan in 2017 when the amounts would have otherwise been paid.

Verizon 2017 Proxy Statement |	53

Compensation Tables  |  Pension plans

Pension plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were also frozen as of December 31, 2006. Each of the named executive officers other than Messrs. Ellis, Stratton and Shammo is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan. The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Mr. Reed is eligible for benefits under these plans. Mr. McAdam and Ms. Walden are not eligible for benefits under either of these plans because they were employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Mr. Reed is eligible for early retirement benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. Reed’s benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below and he is vested in the benefit.

Until June 30, 2006, eligible participants could earn pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the Short-Term Plan award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Reed earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless. Effective March 28, 2004, Mr. Reed transferred from Verizon Wireless to Verizon, and he continued to earn a pension under the better of (i) the 1.35% highest average pay formula, (ii) the 1.15%/1.45% integrated highest average pay formula through May 31, 2004 plus a 1.35% highest average pay formula after May 31, 2004 or (iii) the cash balance formula with a starting balance of $0 effective on Mr. Reed’s transfer date. As noted above, accruals under all three formulas were frozen effective June 30, 2006.

On January 1, 2005, Mr. Reed started accruing a benefit under the Verizon Excess Pension Plan’s cash balance formula. Mr. Reed earned retirement pay credits equal to 6% for 2005 and 7% for 2006 (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after January 1, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan, and Ms. Walden is entitled to a tax-qualified benefit under this plan.

54	| Verizon 2017 Proxy Statement

Compensation Tables  |  Pension plans

Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for unreduced early retirement benefits under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the Short-Term Plan award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

Ms. Walden has a tax qualified benefit under the Verizon Wireless Retirement Plan that is determined under one formula: for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond).

The following table illustrates the actuarial present value as of December 31, 2016 of pension benefits accumulated by the named executive officers, other than Messrs. Ellis, Stratton, and Shammo who are not eligible for pension benefits.

Pension benefits

Name (a)	Plan Name (b)	Number of Years Credited Service[1] (#) (c)	Present Value of Accumulated Benefit[2] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan – Qualified	33	1,113,334	0
	Verizon Wireless Retirement Plan – Nonqualified	10	1,674,225	0
Ms. Walden	Verizon Wireless Retirement Plan – Qualified	16	24,490	0
Mr. Reed	Verizon Management Pension Plan – Qualified	30	1,039,518	0
	Verizon Excess Pension Plan – Nonqualified	12	169,512	0

1	The years of credited service for each of Mr. McAdam, Ms. Walden and Mr. Reed with respect to the applicable plan is less than the named executive officer’s number of actual years of service with the Company. For Mr. McAdam, the 10 years of credited service represents the period over which he earned a benefit in the nonqualified portion of the Verizon Wireless Pension Plan. Ms. Walden does not have a benefit in the nonqualified plan. For Mr. Reed, the 12 years of credited service represents the period over which he earned a benefit in the Verizon Excess Pension Plan.

2	The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 10 to the Company’s consolidated financial statements for the year ended December 31, 2016, as included in Verizon’s 2016 Annual Report. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan.

Verizon 2017 Proxy Statement |	55

Compensation Tables  |  Defined contribution savings plans

Defined contribution savings plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Under the Savings Plan, participants may defer “eligible pay”, which includes base salary and the Short-Term Plan award, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to restore benefits that are limited or cut back under the Savings Plan. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and Short-Term Plan award that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. The Deferral Plan also permits participants to defer long-term incentive compensation, such as PSUs and RSUs, but these deferrals are not eligible for Company matching contributions. Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the Short-Term Plan award paid to employees. For 2016, the discretionary contribution was 1.0%. The named executive officers other than Mr. Ellis were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. In April 2014, following Verizon’s acquisition of sole ownership of Verizon Wireless, the Verizon Wireless Executive Deferral Plan was merged into the Deferral Plan.

Participants in the Deferral Plan may elect to invest their deferrals in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all participants under the Savings Plan. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Mr. Reed also has an account balance under the Income Deferral Plan (IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

The named executive officers other than Mr. Ellis also have account balances under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The “Nonqualified deferred compensation” table on page 57 shows the 2016 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2016.

56	| Verizon 2017 Proxy Statement

Compensation Tables  |  Defined contribution savings plans

Nonqualified deferred compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions[4] ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	320,100	424,031	982,386	0	9,505,720
	Verizon Wireless Executive Savings Plan	0	0	101,435	0	2,480,926
Mr. Ellis	Verizon Executive Deferral Plan	36,358	45,920	19,641	0	225,162
Mr. Stratton	Verizon Executive Deferral Plan	549,029	152,004	594,861	238,034	8,716,922
	Verizon Wireless Executive Savings Plan	0	0	498,187	0	4,295,234
Ms. Walden	Verizon Executive Deferral Plan	116,619	149,154	647,407	0	6,852,119
	Verizon Wireless Executive Savings Plan	0	0	561	0	13,709
Mr. Reed	Verizon Executive Deferral Plan	99,139	129,173	594,660	0	10,708,235
	Verizon Income Deferral Plan	0	0	158,246	0	1,020,730
	Verizon Wireless Executive Savings Plan	0	0	128,106	0	3,117,893
Mr. Shammo	Verizon Executive Deferral Plan	120,369	162,286	222,955	0	4,870,018
	Verizon Wireless Executive Savings Plan	0	0	156,510	0	1,558,195

1	Of the amounts listed in this column, the following amounts are also included in the “Summary compensation table” in columns (c) and (j): for Mr. McAdam, $80,100; for Mr. Ellis, $13,408; for Mr. Stratton, $220,904; for Ms. Walden, $37,869; for Mr. Reed, $31,639; and for Mr. Shammo, $39,369.

2	The amounts listed in this column are also included in columns (i) and (j) of the “Summary compensation table.”

3	Of the amounts listed in this column, the following amounts are also included in the “Summary compensation table” in columns (h) and (j): for Mr. McAdam, $100,855; for Mr. Ellis, $1,291; for Mr. Stratton, $101,959; for Ms. Walden, $53,662; for Mr. Reed, $188,220; and for Mr. Shammo, $82,482.

4	The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officers in the summary compensation table in Verizon’s previous proxy statements:

•	For Mr. McAdam, a total of $4,774,359 was reported (2008 to 2016);

•	For Mr. Stratton, a total of $2,230,815 was reported (2013 to 2016);

•	For Ms. Walden, a total of $227,143 was reported (2016); and

•	For Mr. Shammo, a total of $1,085,550 was reported (2011 to 2016).

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2016 under Verizon’s compensation plans and agreements.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension benefits” and “Nonqualified deferred compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2016 Short-Term Plan awards and amounts earned under our 2014 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2016 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 35 and

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Compensation Tables  |  Potential payments upon termination or change in control

are reported in the “Summary compensation table” on page 49. Amounts earned under our 2014 Long-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 43 and are reported in the “Option exercises and stock vested table” on page 53. If a named executive officer’s employment had terminated on December 31, 2016 for any reason other than for cause, the full amount of the 2016 Short-Term Plan award and the full amount of the 2014 Long-Term Plan awards, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Mr. McAdam. As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target Short-Term Plan award opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives would only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. Mr. McAdam did not participate in the financial planning program in 2016 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2016. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan

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Compensation Tables  |  Potential payments upon termination or change in control

participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual payment to pay a portion of the annual premium for the year following the year in which the executive’s termination occurs. Mr. McAdam attained plan maturity on December 31, 2014, and he is not entitled to receive any additional payments from Verizon with respect to this benefit following his termination of employment.

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Shammo, would have been entitled to receive had their employment been involuntarily terminated without cause on the last business day of 2016 or had incurred a qualifying separation under the Senior Manager Severance Plan. The actual payments and benefits that Mr. Shammo became entitled to receive upon his retirement on December 31, 2016, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Shammo” beginning on page 62.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)
Mr. McAdam	0	0	0	0	0
Mr. Ellis	3,500,000	39,794	14,500	9,500	4,495
Mr. Stratton	4,500,000	26,531	14,500	10,000	170,012
Ms. Walden	4,500,000	42,345	14,500	10,000	19,066
Mr. Reed	4,000,000	39,794	14,500	10,000	116,034

1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.

2	Mr. McAdam did not participate in the financial planning program in 2016 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2016.

3	If Mr. McAdam had retired on December 31, 2016, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2014.

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

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Compensation Tables  |  Potential payments upon termination or change in control

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Shammo, would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2016. The actual payments and benefits that Mr. Shammo became entitled to receive upon his retirement on December 31, 2016, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Shammo” beginning on page 62.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. McAdam
Death	3,200,000	0	0
Disability	0	1,029,602	0
Retirement	0	0	0
Mr. Ellis
Death	1,444,000	0	9,500
Disability	150,378	504,890	9,500
Retirement[4]	0	0	0
Mr. Stratton
Death	3,610,000	0	10,000
Disability	170,012	421,372	10,000
Retirement	170,012	0	10,000
Ms. Walden
Death	9,025,000	0	10,000
Disability	376,556	2,180,229	10,000
Retirement[4]	0	0	0
Mr. Reed
Death	8,020,000	0	10,000
Disability	116,034	1,535,152	10,000
Retirement	116,034	0	10,000

1	In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable by the third-party issuer of the policy. In the event of disability or retirement, the amount, if any, represents the total amount of annual payments to the named executive officer to pay a portion of the annual premium of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program. If Mr. McAdam had retired on December 31, 2016, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2014.

2	Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Messrs. Ellis and Stratton do not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 3.98% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Mr. McAdam, Mr. Ellis, Mr. Stratton, Ms. Walden, and Mr. Reed is estimated at $364,039, $504,890, $421,372, $785,321, and $542,788, respectively, and the nonqualified portion of the disability benefit for Mr. McAdam, Ms. Walden and Mr. Reed is estimated at $665,563, $1,394,908 and $992,364, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

3	Mr. McAdam did not participate in the financial planning program in 2016 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2016.

4	Mr. Ellis and Ms. Walden would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2016.

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Compensation Tables  |  Potential payments upon termination or change in control

Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75. As of December 31, 2016, Messrs. McAdam, Stratton and Reed were retirement-eligible under the Long-Term Plan.

The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;

•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or

•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;

•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;

•	Verizon’s CEO is the CEO of the surviving corporation; and

•	The headquarters of the surviving corporation is located in New York, New York.

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Compensation Tables  |  Potential payments upon termination or change in control

Estimated payments. The following table shows the estimated value of the awards that the named executive officers, other than Mr. Shammo, could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2016: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2015 and 2016, including the incremental award granted to Mr. Ellis in connection with his promotion, and the estimated value of the RSU award granted to Mr. Ellis in 2014, that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2016 and $53.38, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid. The actual payments and benefits that Mr. Shammo became entitled to receive upon his retirement on December 31, 2016, and the estimated payments under the other hypothetical termination scenarios, are discussed under the heading “Retirement of Mr. Shammo” below.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. McAdam	0	27,136,043	27,136,043	27,136,043	27,136,043
Mr. Ellis	0	3,860,709	3,860,709	0	3,860,709
Mr. Stratton	0	10,527,925	10,527,925	10,527,925	10,527,925
Ms. Walden	0	10,026,579	10,026,579	0	10,026,579
Mr. Reed	0	8,746,420	8,746,420	8,746,420	8,746,420

1	Mr. Ellis and Ms. Walden would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2016.

Retirement of Mr. Shammo

Mr. Shammo retired from the Company on December 31, 2016. The following table sets forth the payments and benefits Mr. Shammo became entitled to receive upon his retirement.

Cash Separation Payment ($)	Equity[1] ($)	Financial Planning ($)	Executive Life Insurance Benefit[2] ($)
0	10,824,663	10,000	148,386

1	Represents the estimated value of the RSU and PSU awards granted in 2015 and 2016. The value of these awards was calculated using the total number of units (including accrued dividends) on the last business day of 2016 and $53.38, Verizon’s closing stock price on that date, and, in the case of the PSUs, assuming the awards would vest at target performance levels. These awards will be paid on the regularly scheduled payment date following the end of the applicable performance period based on the stock price on the last day of the performance period, and in the case of the PSUs, only if and to the extent that the applicable performance criteria have been satisfied.

2	Represents the total amount of annual payments to Mr. Shammo to pay a portion of the life insurance policy owned by him, provided that he continues to pay the annual premiums pursuant to the terms of the program.

Mr. Shammo executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits, agreed not to solicit employees or customers of Verizon for one year following his retirement, agreed not to compete or interfere with any Verizon business for a period of one year after termination from employment, and always to protect Verizon’s trade secrets and proprietary information.

62	| Verizon 2017 Proxy Statement

Compensation Tables  |  Retirement of Mr. Shammo

SEC rules require that we disclose the hypothetical payments and benefits that Mr. Shammo would have been entitled to receive if certain events had occurred on December 31, 2016 and Mr. Shammo had not retired on that date, notwithstanding the fact that the events did not occur and Mr. Shammo retired on that date. If on December 31, 2016 there had been a change in control of Verizon without a termination of Mr. Shammo’s employment, Mr. Shammo would not have been entitled to any payments or benefits. Mr. Shammo would have been entitled to receive a $416,178 disability benefit if he had become disabled on December 31, 2016 and not retired. This assumes that Mr. Shammo would have been immediately eligible for long-term disability benefits from Verizon’s qualified disability benefit plan and is based on a discount rate of 3.98% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table, which represent the probability of death or recovery between the date of disability and the payment end date. Mr. Shammo would have been entitled to receive the same life insurance benefit that he received upon his retirement quantified in the “Retirement of Mr. Shammo” table on page 62 if his employment had been terminated without cause following a change in control, or terminated without cause under any other circumstance, or if he had become disabled on December 31, 2016. If he had died on December 31, 2016, Mr. Shammo’s beneficiaries would have been entitled to receive $3,710,000 under the life insurance policy owned by him. He would have been entitled to receive the same financial planning benefit that he received upon his retirement quantified in the “Retirement of Mr. Shammo” table if his employment had been terminated without cause following a change in control, or terminated without cause under any other circumstance, or if he died or became disabled on December 31, 2016. In addition, if Mr. Shammo had been terminated without cause following a change in control, had been terminated without cause under any other circumstance, or had he died or become disabled on December 31, 2016, Mr. Shammo would have been entitled to the same treatment of his equity awards that he received upon his retirement with the same estimated value quantified in the “Retirement of Mr. Shammo” table and based on the same assumptions and subject to the same terms and conditions described in footnote 1 to that table.

Verizon 2017 Proxy Statement |	63

Item 3: Advisory Vote to Approve Executive Compensation

Shareholders have strongly supported Verizon’s executive compensation program since our first annual advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussion.”

The structure of our executive compensation program for 2016 is substantially the same as it was last year. Our Board recommends a vote FOR this resolution because the Board believes our program effectively:

•	Encourages strong short-term and long-term performance;

•	Aligns the executives’ long-term interests with those of our shareholders; and

•	Retains high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 28, we provide a detailed description of our executive compensation program, including our philosophy, the elements of our programs and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee value shareholder feedback received through this annual say-on-pay vote and our direct investor outreach program. The voting results and direct shareholder input are carefully reviewed and considered an important part of the process for evaluating our executive compensation program.

Our Board of Directors recommends that you vote for this proposal.

64	| Verizon 2017 Proxy Statement

Item 4: Advisory Vote on the Frequency of Future

Advisory Votes to Approve Executive Compensation

As required by SEC rules, we are asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

In 2007, the Board adopted its current policy to include an advisory vote on executive compensation on the ballot at each annual meeting beginning in 2009. Consistent with this policy the Board recommends that shareholders vote in favor of holding future say-on-pay votes every year.

You may cast your vote on the following resolution by choosing one year, two years or three years, or you may abstain from voting:

“Resolved, that the shareholders of the Company determine, on an advisory basis, that the preferred frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement is:

Option 1 – once every year;

Option 2 – once every two years;

Option 3 – once every three years; or

Option 4 – abstain from voting.”

This advisory resolution is not binding on our Board of Directors. Nevertheless, the Board will review and consider the voting results when making a determination as to the frequency of future say-on-pay votes.

Our Board of Directors recommends that you vote for conducting future advisory votes on executive compensation every year.

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan

Introduction

We are asking shareholders to approve the 2017 Verizon Communications Inc. Long-Term Incentive Plan (the “2017 LTIP”), which the Board of Directors adopted, subject to shareholder approval, on February 2, 2017.

Verizon believes that long-term incentives and stock-based awards are important tools for attracting, retaining and motivating employees and promote a performance-based culture by linking the interests of employees and shareholders. As described in more detail below, the 2017 LTIP includes several features designed to protect shareholder interests and reflect our compensation philosophy:

•	“Double-trigger” change in control provision.

•	Awards subject to cancellation or clawback pursuant to Company policy.

•	No “evergreen” provision (i.e., no automatic increase in the number of shares available for future issuances).

•	No below-market grants of stock options or stock appreciation rights.

•	No repricing of stock options or stock appreciation rights.

•	Limit on non-employee director awards.

Verizon currently maintains the 2009 Verizon Communications Inc. Long-Term Incentive (the “2009 LTIP”). As of January 31, 2017, a total of 12,766,202 shares of common stock were subject to outstanding awards payable in shares granted under the 2009 LTIP, and an additional 93,118,079 shares of common stock were available for new award grants payable in shares under the 2009 LTIP. Verizon’s authority to grant new awards under the 2009 LTIP is scheduled to expire on May 9, 2019.

The Board approved the 2017 Plan, with a ten-year term ending on February 1, 2027, to give the Company greater flexibility to continue to provide stock-based awards as incentives in the future.

If shareholders approve the 2017 LTIP, no new awards will be granted under the 2009 LTIP after the 2017 Annual Meeting. In that case, the number of shares of Verizon’s common stock that remain available for award grants under the 2009 LTIP immediately prior to the 2017 Annual Meeting will become available for award grants under the 2017 LTIP. In addition, if shareholders approve the 2017 LTIP, any shares of common stock subject to outstanding awards under the 2009 LTIP that expire, are cancelled, or otherwise terminate after the 2017 Annual Meeting will also be available for award grant purposes under the 2017 LTIP. Verizon is not seeking to increase the number of shares authorized for issuance under the 2017 LTIP above the number of shares authorized and available for grant under the 2009 LTIP.

If shareholders do not approve the 2017 LTIP, Verizon will continue to have the authority to grant awards under the 2009 LTIP for the remaining term of the plan. If shareholders approve the 2017 LTIP, the termination of our grant authority under the 2009 LTIP will not affect awards then outstanding under that plan.

Description of 2017 LTIP

The principal terms of the 2017 LTIP are summarized below. The following summary is qualified in its entirety by the complete text of the 2017 LTIP, which is attached to this proxy statement as Appendix B.

Purpose

The 2017 LTIP is designed to:

•	Promote a performance-based culture that links the interests of participants and shareholders;

•	Motivate participants to continue to create shareholder value over the longer term; and

•	Provide the Company with a variety of compensation tools that it can use to attract and retain the services of participants who make significant contributions to the Company’s success.

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

Participation and administration

All employees of Verizon, as well as employees of any entity in which Verizon has an ownership interest of at least fifty percent (50%) or any entity which is otherwise designated by the Committee (as defined below) as participating in the 2017 LTIP, are eligible to be granted awards under the 2017 LTIP. The non-employee members of the Board of Directors are also eligible to be granted awards under the 2017 LTIP. As of December 31, 2016 approximately 160,900 employees of Verizon and certain related companies and all of Verizon’s non-employee Directors were eligible to receive awards under the 2009 LTIP and would also have been considered eligible under the 2017 LTIP. In 2016, approximately 2,100 employees (including all of Verizon’s named executive officers) and 12 non-employee Directors who served during 2016 were granted awards under the 2009 LTIP.

The administrator of the 2017 LTIP is referred to as the “Committee.” Pursuant to the terms of the 2017 LTIP, the Committee is the Human Resources Committee of the Board or any other committee of directors (or the Board, if the Board so determines) appointed by the Board to administer the Plan. The Committee may delegate certain administrative duties under the 2017 LTIP to Verizon’s Executive Vice President and Chief Administrative Officer (or other executive officers of Verizon specified by the Committee). The Committee has broad authority under the plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the types of awards that they are to receive;

•	to determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to determine the method of payment of any purchase price for an award or shares of Verizon’s common stock delivered under the 2017 LTIP, as well as any tax-related items with respect to an award;

•	to construe and interpret the plan and any award agreement or other agreement or instrument entered into or issued under the plan;

•	to establish, amend or waive rules and regulations for the plan’s administration; and

•	subject to the other provisions of the 2017 LTIP, to amend the terms and conditions of any outstanding award.

All determinations or decisions made by the Board or any Committee pursuant to the provisions of the 2017 LTIP are, by the terms of the plan, final, binding and conclusive on all persons.

Types of awards

As described in the Compensation Discussion and Analysis beginning on page 28, consistent with past practice, Verizon granted in 2016 long-term incentive awards to employees in the form of performance stock units and restricted stock units. Under the 2017 LTIP, the Committee has the authority to grant various types of awards including:

•	Performance stock units and performance shares. These awards are linked to the performance of the Company over a performance cycle designated by the Committee. The Committee will establish the terms and conditions, any restrictions, other provisions that apply to each award, including any performance goals that may be used in determining the number and or value of performance stock units or performance shares to be paid out to the participant. Awards may be payable in cash, Verizon common stock, or a combination of both, as determined by the Committee. The initial value of a performance stock unit cannot be less than the fair market value of a share of Verizon common stock on the date of grant. The initial value of a performance share will be equal to the fair market value of a share of Verizon common stock on the date of grant.

•

Restricted stock units and restricted stock. These awards are grants of stock units or Verizon common stock that may be forfeited or lapse if one or more of the terms of that award are not met. The Committee

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

will determine the terms, conditions, restrictions and other provisions that apply to each award. The initial value of a restricted stock unit cannot be less than the fair market value of a share of Verizon common stock on the date of grant. The initial value of a share of restricted stock will be equal to the fair market value of a share of Verizon common stock on the date of grant. Restricted stock units may be payable in cash, Verizon common stock, or a combination of both, as determined by the Committee.

•	Stock options. Each stock option represents the right to purchase a specified number of shares of Verizon common stock at a fixed grant price. That grant price cannot be less than the fair market value of the Verizon common stock on the date of grant. The maximum term of a stock option cannot exceed 10 years from the date of grant. Options will be exercisable only in accordance with terms established by the Committee. The purchase price of an option may be payable in cash, Verizon common stock (valued at fair market value on the day of exercise), or a combination of both. The 2017 LTIP authorizes the Committee to grant nonqualified stock options or incentive stock options that comply with the requirements of Section 422(b) of the Code.

•	Other awards. The Committee also has authority to grant a variety of other types of awards including, but not limited to, stock appreciation rights (“SARs”), share bonuses and other share equivalents that are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to shares of Verizon common stock.

•	Qualified performance-based awards. Performance shares, performance stock units, restricted stock units and restricted stock may be granted under the 2017 LTIP as “Qualified Performance-Based Awards” that are intended to satisfy the “performance-based exception” under Section 162(m) of the Code. Stock options and stock appreciation rights may also qualify as performance-based awards within the meaning of Section 162(m). While the Committee may grant awards that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The grant, vesting or payment of Qualified Performance-Based Awards may depend on the performance of the Company on a consolidated basis, or on a subsidiary, segment, division, or business unit basis. The Committee will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Committee must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Committee must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Committee must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria to be used for this purpose shall be chosen from among:

•	income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per common share);

•	return measures (including, but not limited to, return on assets, investment, equity, or sales);

•	cash flow measures (including, but not limited to, free cash flow);

•	gross revenues;

•	market value added;

•	economic value added; and

•	share price (including, but not limited to, total shareholder return).

These performance criteria may be measured on an absolute or relative basis (including relative to the performance of other companies) and may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to exclude the effects of certain unusual or nonrecurring items identified in the 2017 LTIP documents or otherwise specified by the Committee at the time of establishing the goals.

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

•	Dividends and dividend equivalents. The Committee may also provide that awards under the 2017 LTIP (other than options or stock appreciation rights) earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Verizon’s common stock. Any dividend and dividend equivalent rights granted in connection with an award granted under the 2017 LTIP that is subject to vesting requirements will only vest and be paid to the same extent that the related vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the award will provide for the forfeiture or repayment of any dividends on the shares subject to the award to the extent the award does not vest).

No repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Limitation on shares and awards” below, or any repricing that may be approved by shareholders) will the Committee (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards (including, without limitation, any cash buy-out of an award) for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Payment of awards

The Committee will determine whether the awards have been earned and the date on which awards are payable. The Committee may permit or require a participant to defer all or a portion of an award subject to the requirements of Section 409A of the Code.

Limitation on shares and awards

The maximum number of shares of Verizon common stock that may be issued pursuant to awards under the 2017 LTIP, as adjusted pursuant to the terms of the 2017 LTIP as described below, equals the sum of: (1) the number of shares of Verizon common stock available for additional award grant purposes under the 2009 LTIP as of the date of the 2017 Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of that date; plus (2) the number of any shares of Verizon common stock subject to any restricted stock awards, restricted stock unit awards, performance share awards, or other awards granted under the 2009 LTIP that are outstanding as of the date of the 2017 Annual Meeting (or any applicable portion of such awards) that, after the date of the 2017 Annual Meeting, are paid in the form of cash (if originally awarded in shares and such shares were counted against the share limit of the 2009 LTIP as of the date of the 2017 Annual Meeting); plus (3) the number of shares of Verizon common stock subject to any restricted stock awards, restricted stock unit awards, performance share awards, or other awards granted under the 2009 LTIP that are outstanding as of the date of the 2017 Annual Meeting (or any applicable portion of such awards) that, after the date of the 2017 Annual Meeting, are cancelled, terminate, expire or are forfeited for any reason. In no event will this maximum number of shares exceed 105,884,281, as adjusted pursuant to the terms of the 2017 LTIP as described below. As of January 31, 2017, approximately 93,118,079 shares were available for additional award grant purposes under the 2009 LTIP, approximately 12,766,202 shares were subject to restricted stock unit awards payable in shares, and approximately 19,444,038 shares were subject to performance stock unit awards and restricted stock unit awards payable solely in cash. No other awards were outstanding under the 2009 LTIP as of that date. As noted above, no additional awards will be granted under the 2009 LTIP if shareholders approve the 2017 LTIP.

Of the total maximum number of shares that may be issued pursuant to awards under the 2017 LTIP as described above, not more than 20,000,000 of such shares will be available for issuance pursuant to the exercise of stock options that qualify as incentive stock options under Section 422 of the Code. The maximum aggregate number of shares of Verizon common stock with respect to which all awards may be granted under the 2017 LTIP in a single calendar year to an individual participant may not exceed 3,000,000 shares. The

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

maximum aggregate number of shares of Verizon common stock with respect to which stock options and stock appreciation rights may be granted under the 2017 LTIP in a single calendar year to an individual participant may not exceed 3,000,000 shares.

As is customary in incentive plans of this nature, if certain events occur, the Committee is required to adjust the number, type and/or price of shares subject to outstanding awards. These events include a stock split, a corporate transaction, including a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, a reorganization, a partial or complete liquidation of the Company, or other similar events. The adjustments are designed to prevent dilution or enhancement of the benefits available under the 2017 LTIP should any of these events occur. Corresponding adjustments would also be made to the shares then remaining available for award grant purposes under the 2017 LTIP and the individual share limits described above.

Shares will be considered to be issued under the 2017 LTIP at the time awards denominated in shares or units that are payable in shares are granted to a participant. However, the number of shares available under the 2017 LTIP will be restored to the extent that (i) stock-based awards are paid in cash, or (ii) shares subject to an award are cancelled, terminated or forfeited or shares are subject to a grant that expires. However, shares used to pay an option exercise price or tax withholding obligation with respect to an award will not be available for future award grants under the 2017 LTIP (regardless of whether the shares so used were previously acquired shares or shares withheld that otherwise would have been acquired on the exercise or payment of an award). In addition, the total number of shares subject to the portion of a stock-settled SAR that is exercised will not be available for future award purposes under the 2017 LTIP regardless of whether a lesser number of shares is actually delivered upon exercise of the SAR. Awards granted under the 2017 LTIP that are payable solely in cash in accordance with the terms of the award do not reduce the number of shares available for issuance under the 2017 LTIP.

In addition, the 2017 LTIP generally provides that shares issued in connection with awards that are granted by, or become obligations of, Verizon through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 LTIP. Verizon may not increase the applicable share limits of the 2017 LTIP by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

The maximum grant date fair value for awards granted to a non-employee Director under the 2017 LTIP during any one calendar year is $600,000. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in Verizon’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of Verizon or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee Directors as a group.

Amendment and termination of the 2017 LTIP

Unless the 2017 LTIP is terminated earlier, and subject to any extension that may be approved by shareholders, the authority to grant new awards under the 2017 LTIP will terminate on February 1, 2027. Outstanding awards, as well as the Committee’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Prior to the expiration date, the Committee may amend, suspend or terminate the 2017 LTIP in whole or in part. The Committee may not amend the 2017 LTIP without shareholder approval to the extent shareholder approval would be required under any requirement of applicable law or regulation.

“Double-trigger” change in control provision

Consistent with the 2009 LTIP, the 2017 LTIP provides for a “double trigger” for the vesting of any outstanding awards following a “change in control” (as defined in the 2017 LTIP). In the event that (i) a change in control occurs and (ii) within 12 months following the occurrence of the change in control, the participant is either

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

involuntarily terminated by Verizon without “cause” or the participant leaves his or her position for “good reason” (as these terms are defined in the applicable award agreement, to the extent applicable to the award), the 2017 LTIP provides that any then outstanding stock options and SARs will become exercisable and all other awards will vest and be paid at their targeted award level. However, upon the occurrence of such an event, restricted stock units and performance stock units generally will not be paid until their regularly scheduled time under the terms of the applicable award agreement. While no award granted under the 2017 LTIP may vest or become immediately payable or exercisable merely upon the occurrence of a change in control, the Committee has the discretion to establish other change in control provisions with respect to awards granted under the 2017 LTIP.

Transfer restrictions

Subject to the provisions of the 2017 LTIP, awards under the plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.

Separation from service

The Committee has discretion to determine, with respect to each award granted under the 2017 LTIP, the extent (if any) to which the recipient of the award will have rights with respect to the award following the recipient’s separation from service with Verizon and/or any of its related companies.

No limit on other authority

Except as expressly provided with respect to the termination of the authority to grant new awards under the 2009 LTIP if shareholders approve the 2017 LTIP, the 2017 LTIP does not limit the authority of Verizon, the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Verizon’s common stock, under any other plan or authority.

Federal income tax considerations

The U.S. federal income tax consequences of the 2017 LTIP under the Code, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 LTIP. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe any state, local, or international tax consequences. The federal income tax consequences of any particular award may vary based on the terms and conditions associated with that award.

•	Restricted stock units, performance stock units and performance shares. A participant who has been granted a restricted stock unit, performance stock unit or performance share will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction at that time. The participant will have income equal to the amount of cash received when the award is paid and/or the fair market value of the shares received at the time such shares are distributed. Verizon will be entitled to claim a corresponding income tax deduction at that time (subject to any limitation under Section 162(m) of the Code discussed below).

•	Restricted stock. A participant who has been granted shares of restricted stock will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction, assuming that any restrictions on the participant’s ability to earn such award create a “substantial risk of forfeiture” for federal income tax purposes. When the stock that is the subject of an award vests, the participant will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to claim a corresponding income tax deduction. Alternatively, a participant may elect under Section 83(b) of the Code to recognize income at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. In that event, Verizon will be entitled to claim a corresponding income tax deduction as of the date of grant.

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

•	Stock options and SARs. A participant will not recognize any taxable income, and Verizon will not be entitled to claim a corresponding income tax deduction, upon the grant of a nonqualified stock option, incentive stock option or SAR under the 2017 LTIP.

If a participant exercises a nonqualified stock option or SAR, he or she will recognize taxable income equal to the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of such nonqualified stock option or SAR. Verizon will be entitled to claim an income tax deduction equal to the amount of taxable income recognized by the participant.

A participant does not recognize taxable income upon the exercise of an incentive stock option. However, the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of the incentive stock option is a tax preference item that must be considered in determining whether the participant is subject to the alternative minimum tax. Gain or loss from the sale of the Verizon common stock received from the exercise of an incentive stock option is capital gain or loss if the participant does not dispose of the stock acquired through the exercise of the incentive stock option within two years after the date of grant, and such stock is held for at least one year after the option is exercised. If the above holding period requirements are not met, part or all of any income recognized on the date of sale of the Verizon common stock will be subject to tax as ordinary income, and Verizon will be entitled to claim an income tax deduction in an equal amount. An incentive stock option becomes a nonqualified stock option if it is exercised more than three months after the participant has terminated his or her employment with Verizon or 12 months if the termination of employment is due to death or disability.

•	Section 162(m) deduction limits. Section 162(m) of the Code generally provides that a federal income tax deduction is typically not available to Verizon for annual compensation in excess of $1,000,000 paid to each of Verizon’s chief executive officer and the three other highest compensated executive officers (other than the chief financial officer), as determined pursuant to the executive compensation proxy statement disclosure rules in a particular year. However, certain performance-based compensation that satisfies the requirements of the “performance-based exception” under Section 162(m) of the Code is not subject to this limit. The Committee may designate certain awards under the 2017 LTIP as intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Specific benefits under the 2017 LTIP

Verizon has not approved any awards that are conditioned upon shareholder approval of the 2017 LTIP. Verizon is not currently considering any other specific award grants under the 2017 LTIP. If the 2017 LTIP had been in existence in fiscal 2016, we expect that Verizon’s award grants made in fiscal 2016 would not have been substantially different from those actually made in that year under the 2009 LTIP. For information regarding stock-based awards granted to Verizon’s named executive officers during 2016, see the Long-term incentive compensation section of the Compensation Discussion and Analysis beginning on page 40.

The following paragraphs include additional information to help you assess the potential dilutive impact of Verizon equity awards and the 2017 LTIP.

“Overhang” refers to the number of shares of Verizon’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of Verizon’s common stock that were subject to outstanding restricted stock unit awards payable in shares granted under the 2009 LTIP and that were then available for new award grants under the 2009 LTIP as of December 31, 2016 and as of January 31, 2017. (In this 2017 LTIP proposal, the number of shares of Verizon’s common stock subject to restricted stock unit awards outstanding on any particular date is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock.) We have not granted new stock options since 2004, and as of both December 31, 2016 and January 31, 2017 we did not have any stock options outstanding under any equity compensation plan. All of our performance stock unit awards and restricted stock unit awards outstanding on these dates that were payable solely in cash are not included in the table below.

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

	As of December 31, 2016	As of January 31, 2017
Shares subject to outstanding restricted stock unit awards	12,773,562	12,766,202
Shares available for new award grants	93,110,719	93,118,079

In addition, as of both December 31, 2016 and January 31, 2017, a total of 188,931 shares and 185,790 shares, respectively, of Verizon’s common stock were subject to outstanding vested but deferred stock units credited to the Verizon Income Deferral Plan, which were originally granted under legacy Bell Atlantic and NYNEX stock option plans (“Legacy Option Plans”) or the Verizon Communications Broad-Based Incentive Plan (the “Broad-Based Incentive Plan”). No new awards may be granted under the Legacy Option Plans or the Broad-Based Incentive Plan.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The following table shows, for each of the last three fiscal years, and to date (as of January 31, 2017) for 2017: (1) the total number of shares of Verizon’s common stock subject to awards that Verizon granted under the 2009 LTIP in that period (all of which were in the form of restricted stock unit awards), (2) the weighted-average number of shares of Verizon’s common stock issued and outstanding in that period; (3) the “burn rate” for that period (which, as presented in the table below, is determined by dividing the total number of shares of Verizon’s common stock subject to awards that Verizon granted under the 2009 LTIP in that period by the weighted-average number of shares of Verizon’s common stock issued and outstanding in that period); (4) the total number of shares of our common stock that were subject to awards granted under the 2009 LTIP that terminated or expired, and thus became available for new award grants under the 2009 LTIP, in that period (which shares have been taken into account when information is presented in this 2017 LTIP proposal on the number of shares available for new award grants under the 2009 LTIP), and (5) the number of shares credited as dividend equivalents under the 2009 LTIP in that period with respect to then-outstanding restricted stock unit awards and performance stock unit awards payable in shares, to the extent the dividend equivalents are payable in shares of Verizon’s common stock.

	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017 (to date as of January 31 2017)
(1) Total number of shares of Verizon’s common stock subject to awards granted under the 2009 LTIP*	5,110	4,799	4,099	8
(2) Weighted-average number of shares of Verizon’s common stock issued and outstanding*	3,973,834	4,085,339	4,079,982	4,081,145
(3) Burn rate (the percentage obtained by dividing (1) by (2))	0.13%	0.12%	0.10%	0.00%
(4) Total number of shares of Verizon’s common stock subject to 2009 LTIP awards that terminated or expired*	256	142	94	16
(5) Total number of shares of Verizon’s common stock credited as dividend equivalents under the 2009 LTIP*	656	636	582	0

*	Numbers in thousands

Our performance stock unit awards and certain restricted stock unit awards granted during these periods are payable solely in cash and are not reflected in the table above.

The Compensation Committee anticipates that the shares that will be available for award grants under the 2017 LTIP (assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards), if it is approved by shareholders, will provide Verizon with flexibility to continue to grant equity awards through approximately the end of 2027 (reserving sufficient shares to cover dividend equivalents

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Item 5: Approval of Verizon’s 2017 Long-Term Incentive Plan  |  Description of 2017 LTIP

that may be credited with respect to awards based on Verizon’s recent dividend payments). However, this is only an estimate, in Verizon’s judgment, based on current circumstances. The total number of shares that are subject to Verizon’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of Verizon’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees granted awards, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding and the amount and frequency of Verizon’s dividend payments, the extent to which awards or dividend equivalents are settled in cash, the type(s) of awards Verizon grants and how Verizon chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of Verizon’s common stock as of January 31, 2017 was $49.01 per share.

Equity compensation plan information

The following table provides information as of December 31, 2016 for (i) all equity compensation plans previously approved by Verizon’s shareholders, and (ii) all equity compensation plans not previously approved by Verizon’s shareholders. Since the adoption of the 2009 LTIP, Verizon has only issued awards under the 2009 LTIP, which provides for awards of stock options, restricted stock, restricted stock units, performance stock units and other equity-based hypothetical stock units to employees of Verizon and its subsidiaries. No new awards are permitted to be issued under any other equity compensation plan. In accordance with U.S. Securities and Exchange Commission rules, the table does not include outstanding awards that are payable solely in cash by the terms of the award, and such awards do not reduce the number of shares remaining for issuance under the 2009 LTIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	12,782,994[1]		$48.85[2]	93,110,719[3]
Equity compensation plans not approved by security holders	179,499[4]		—	—
Total		$

1	This amount includes: 12,773,562 shares of common stock subject to outstanding restricted stock units including dividend equivalents accrued on such awards through December 31, 2016 to the extent such dividend equivalents are payable in shares of Verizon common stock) and 9,432 shares subject to deferred stock units credited to the Verizon Income Deferral Plan, which were originally granted under the Legacy Option Plans. This does not include performance stock units, dividend equivalents, or other awards payable solely in cash. No stock options granted by Verizon were outstanding under any equity compensation plan and no new awards may be granted under the Legacy Option Plans.

2	No stock options were outstanding under any Verizon equity compensation plan. Verizon’s outstanding restricted stock units do not have exercise prices associated with the settlement of these awards.

3	This number reflects the number of shares of common stock that remained available for future issuance under the 2009 LTIP.

4	This number reflects shares subject to deferred stock units credited to the Verizon Income Deferral Plan, which were originally granted in 2002 under the Broad-Based Incentive Plan. No new awards may be granted under the Broad-Based Incentive Plan.

Our Board of Directors recommends that you vote for this proposal.

74	| Verizon 2017 Proxy Statement

Stock Ownership

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require us to disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2016.

Security Ownership of Certain Beneficial Owners and Management

Principal shareholders

On March 6, 2017, there were approximately 4.08 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
BlackRock Inc.[1]
40 East 52nd Street
New York, New York 10022	251,466,311	6.2%
The Vanguard Group[2]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	268,939,405	6.6%

1	This information is based on a Schedule 13G filed with the SEC on January 26, 2017 by BlackRock Inc., setting forth information as of December 31, 2016. The Schedule 13G states that BlackRock Inc. has sole voting power with respect to 215,738,888 shares, shared voting power with respect to 12,531 shares, sole dispositive power with respect to 251,453,780 shares, and shared dispositive power with respect to 12,531 shares.

2	This information is based on a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, setting forth information as of December 31, 2016. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 6,409,378 shares, shared voting power with respect to 783,995 shares, sole dispositive power with respect to 261,803,993 shares, and shared dispositive power with respect to 7,135,412 shares.

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Stock Ownership  |  Directors and executive officers

Directors and executive officers

The following table shows the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, and all executive officers and Directors as a group as of January 31, 2017. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days upon the conversion of certain stock units under deferred compensation plans and/or stock-based long-term incentive awards. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total stock-based holdings” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1,2]	Total stock-based holdings[3]
Named Executive Officers
Lowell McAdam*	760,071	1,534,465
Matthew Ellis	27,602	107,201
John Stratton	114,503	405,315
Marni Walden	92,693	386,290
Marc Reed	106,907	338,292
Francis Shammo**	42,544	308,000
Directors
Shellye Archambeau		13,675
Mark Bertolini		9,321
Richard Carrión	4,962	114,637
Melanie Healey		22,544
M. Frances Keeth		53,878
Karl-Ludwig Kley		6,695
Donald Nicolaisen***
Clarence Otis, Jr.	3,000	64,422
Rodney Slater		32,981
Kathryn Tesija		17,555
Gregory Wasson		16,646
Gregory Weaver		7,324
All of the above and other executive officers as a group[4]	1,275,090	3,914,664

*	Mr. McAdam also serves as a Director.

**	Mr. Shammo retired from the Company on December 31, 2016.

***	Mr. Nicolaisen resigned from the Board on December 31, 2016.

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Stock Ownership  |  Directors and executive officers

1	In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs granted in 2014 as follows: 115,140 shares for Mr. McAdam; 20,486 shares for Mr. Ellis; 40,299 shares for Mr. Stratton; 33,583 shares for Ms. Walden; 33,583 shares for Mr. Reed; and 41,559 shares for Mr. Shammo. The “Stock” column also includes shares that may be acquired within 60 days pursuant to the conversion of certain stock units under deferred compensation plans, including 3,651 shares for Mr. Carrión. Prior to conversion, the shares underlying the RSUs and deferred compensation units may not be voted or transferred. No shares are pledged as security.

2	Mr. Shammo’s holdings include 923 shares held by his spouse with whom he shares voting and/or investment power. Ms. Walden’s holdings include 14,210 shares held by a trust with which she shares voting and/or investment power. Mr. Reed’s holdings include 2,931 shares held by a trust with which he shares voting and/or investment power.

3	The “Total stock-based holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

4	Does not include shares held by Mr. Shammo, who retired from the Company on December 31, 2016, or Mr. Nicolaisen, who resigned from the Board on December 31, 2016.

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Items 6 – 11: Shareholder Proposals

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Verizon.”

Item 6: Human Rights Committee

Mr. Jing Zhao, owner of 50 shares of Verizon’s common stock, proposes the following:

Shareholder Proposal on Human Rights Committee

Resolved: Shareholders recommend that Verizon Communications Inc. (Verizon) establish a Human Rights Committee to review, assess, disclose, and make recommendations to enhance Verizon’s corporate policy and practice on human rights. The board of directors is recommended, in its discretion and consistent with applicable laws to: (1) designate the members of the committee, (2) provide the committee with sufficient funds for operating expenses, (3) adopt a charter to specify the powers of the committee, (4) empower the committee to solicit public input and to issue periodic reports to shareholders and the public on the committee’s activities, findings and recommendations, and (5) adopt any other measures.

Supporting Statement

Verizon has to seriously deal with international human rights issues since Yahoo has become part of Verizon. Yahoo failed because of its disastrous unethical human rights practice. US-Japan-China Comparative Policy Research Institute’s Corporate Social Responsibility Review http://cpri.tripod.com/cpr2016/csrr5.pdf rated Yahoo the lowest “F” with detailed documents since 2007, including some recently published coverage regarding the Yahoo Human Rights Fund (YHRF) and Yahoo’s agent Harry Wu:

1) The Statement by Seven Former Chinese Political Prisoners Regarding the Death of Harry Wu and the Abuses of the Yahoo Human Rights Fund https://chinachange.org/2016/04/28/statement-by-seven-former-chinese-political-prisoners-regarding-the-death-of-harry-wu-and-the-abuses-of-the-yahoo-human-rights-fund/ (April 28, 2016): “of the approximately $14-15 million of the YHRF that has been spent from 2008 to 2015, only about $700,000 was used to provide humanitarian aid to Chinese dissidents.”

2) The Complicated and Contradictory Legacy of Harry Wu https://foreignpolicy.com/2016/05/25/the-compIicated-and-contradictory-life-of-harry-wu-china-yahoo/ (Foreign Policy Report May 25, 2016): “he was ready to break rules or even laws.”

3) Gadflies at the Gate: Why Do Individual Investors Sponsor Shareholder Resolutions? http://www.gsb.stanford.edu/faculty-research/publications/gadflies-gate-why-do-individual-investors-sponsor-shareholder (Stanford Business School, August 2016) introduced my proposal at the 2011 Yahoo shareholders meeting: “Finally, one investor succeeded in compelling Yahoo to include his proposal on human rights violations following five years of rejection.” My proposal mentioned: “Yahoo Human Rights Fund has been politically abused.”

4) Champion of Human Rights in China Leaves a Tarnished Legacy http://www.nytimes.com/2016/08/14/us/champion-of-human-rights-in-china-leaves-a-tarnished-legacy.html (New York Times August 13, 2016): “He......spending more than $13 million of the Yahoo money to operate his own foundation.” “In some years, financial disclosure forms show that the foundation spent less than 2 percent of annual disbursements on direct assistance to Chinese dissidents or their families; in recent years, such grants all but dried up.”

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Items 6 – 11: Shareholder Proposals  |  Item 6: Human Rights Committee

To prevent Verizon from becoming Yahoo, please vote for this proposal.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

While Verizon shares the proponent’s concern for human rights, the Board believes that adoption of this proposal is unnecessary to maintain Verizon’s continued commitment to universal human rights.

Support for universal human rights has long been and will continue to be a core value and a significant part of the way in which Verizon conducts business. Verizon’s commitments are expressed in our Credo, our Code of Conduct, our Human Rights Policy and our Supplier Code of Conduct. Verizon strives to create an environment of respect, integrity and fairness for our employees and customers wherever we do business, and we expect our business partners to operate the same way. Verizon’s Human Rights Policy is consistent with the spirit and intent of widely recognized international human rights principles, including the United Nations Universal Declaration of Human Rights. Verizon’s Supplier Code of Conduct mandates that our partners and suppliers, both locally and globally, conduct their operations not only in compliance with applicable laws but in an ethically responsible manner.

The Board does not believe that a separate committee focused on human rights is necessary to further enhance the Company’s commitment to human rights. Verizon’s existing governance framework already includes a designated committee of its Board of Directors – the Corporate Governance and Public Policy Committee – that has responsibility for overseeing Verizon’s policies relating to corporate social responsibility, including human rights, as well as a broad array of public policy issues. In light of this, the Board believes that the formation of a new human rights committee would duplicate the work of this committee.

Finally, the proponent’s belief that Verizon must establish a separate human rights committee because “Yahoo has become part of Verizon” and “Yahoo failed because of its disastrous unethical human rights practice” is based on an incorrect premise. Yahoo has not become part of Verizon. On July 25, 2016, Verizon announced that the Company had entered into a definitive agreement under which Verizon will acquire Yahoo’s operating business. That transaction has not yet closed. Accordingly, Verizon has extremely limited visibility into Yahoo’s human rights practices and at the present time has no reason to believe Verizon’s current corporate governance structure will not be sufficient to address the impact of any human rights issues relating to Yahoo on Verizon’s business worldwide.

For all of these reasons, the Board believes that establishing an additional Board committee is unnecessary and would not be in the best interest of shareholders. Accordingly, the Board recommends that you vote against this proposal.

Item 7: Report on Greenhouse Gas Reduction Targets

The Portfolio 21 Global Equity Fund, owner of 60,000 shares of Verizon’s common stock, and three co-sponsors propose the following:

Resolved:

Shareholders request Verizon Communications senior management, with oversight from the Board of Directors, issue a report assessing the feasibility of adopting science-based greenhouse gas (GHG) reduction targets consistent with the 2-degree scenario.

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Items 6 – 11: Shareholder Proposals  |  Item 7: Report on Greenhouse Gas Reduction Targets

Whereas:

In December 2015, representatives from 195 countries adopted the Paris Climate Agreement, which specifies a goal to limit the increase in global average temperature to well below 2°C above pre-industrial levels and pursue efforts to limit temperature increases to 1.5°C. In order to meet this goal, climate scientists estimate it is necessary to reduce global emissions by 55 percent by 2050 (relative to 2010 levels), entailing a US reduction target of 80 percent.

The costs of failing to address climate change are significant and according to a 2015 report by Citigroup, could lead to a $72 trillion loss to global GDP. Risky Business, a recent analysis of climate change impact, finds serious economic effects including property damage, shifting agricultural patterns, reduced labor productivity, and increased energy costs. These effects could substantially impact a company’s business operations, revenue, or expenditure.

In 2013, CDP found that four out of five companies earn a higher return on carbon reduction investments than on their overall corporate capital investments, and that energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years. Money saved from energy efficiency and clean energy investments can be reinvested into the business, benefiting shareholders.

Renewable energy will need increasingly to replace fossil fuels in the supply of electricity, with the management of this variable energy source dependent on adequate storage capacity. The rapid growth of the digital economy has given the telecommunications sector the opportunity to drive significant change in the demand and consumption of clean energy. With the continued growth of data usage and the corresponding demand for more energy, there is a stronger emphasis on the need for companies to diversify their energy sources. The average price of wind energy installed in 2014 was 2.5 cents per kWh according to Lawrence Berkeley National Laboratory. Electricity costs from sources such as wind and solar have declined rapidly and are now cheaper in some regions than fossil fuel-based energy.

A growing number of companies are aligning their emissions reduction targets with climate science. BT Group, a leading telecommunications company and Verizon peer, is one the 196 companies who have made this commitment. BT Group has also committed to sourcing 100% of electricity from renewable sources by 2020. By setting ambitious climate goals BT group has achieved an 80% reduction in absolute carbon emissions 3 years early and realized £2.147 million in savings.

Verizon Communications does not currently have carbon reduction or clean energy goals that are based on climate science. By setting science-based commitments, the company can strengthen its climate change strategy, reduce costs, manage operational and reputational risk, and create new products and services.

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Items 6 – 11: Shareholder Proposals  |  Item 7: Report on Greenhouse Gas Reduction Targets

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon believes that a connected world is a more sustainable world. Our networks create powerful opportunities for individuals, businesses and governments to reduce their energy use by managing resources more efficiently. At every level of Verizon — from the way we operate our business to how we develop our products and services to how we pay our employees — we work to minimize our environmental impact. Electricity usage is the biggest contributor to Verizon’s carbon footprint. That’s why we’re focused on network and data center energy efficiency, earning LEED and ENERGY STAR certification for our retail stores and engaging our employees through our Green Team initiative to identify additional ways to reduce our environmental footprint. In fact, Verizon is one of the few companies in our peer group that includes a sustainability target relating to improving the carbon intensity of our operations as one of the performance measures for management employees’ short-term incentive compensation awards. For 2017, the target relates to implementing further reductions in the carbon intensity of Verizon’s operations through network upgrades.

In 2009, Verizon pledged to reduce our carbon intensity — the amount of carbon our business emits divided by the number of terabytes of data we transport over our networks — by 50 percent over the 2009 baseline by 2020, even as we grew our business. In 2016 we achieved our goal four years ahead of schedule. We accomplished this by installing economizers to make cooling systems more efficient, migrating from copper to optical fiber, making building improvements and changes in our fleet operations and investing in renewable sources of energy. We now generate over 24 megawatts of green energy in the United States every year. And we have a new goal of doubling our current green energy capacity by implementing an additional 24 MW of green energy by 2025.

While the Board is committed to continue building on the progress we have made in making our operations more environmentally sustainable, the Board does not believe that the prescriptive approach outlined in the proposal is the best way to develop our sustainability goals. Given the rapid pace of innovation and change in the telecommunications industry, the Board believes that Verizon should continue to maintain the flexibility to develop actionable sustainability goals that are right for the Company’s business strategy and planning horizon. Accordingly, the Board believes that the proposal is not in the best interests of Verizon or our shareholders.

Item 8: Special Shareowner Meetings

Kenneth Steiner, owner of no less than 500 shares of Verizon’s common stock, proposes the following:

Proposal 8—Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Dozens of Fortune 500 companies allow 10% of shares to call a special meeting and this proposal is only asking that 15% of our shares be enabled to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

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Items 6 – 11: Shareholder Proposals  |  Item 8: Special Shareowner Meetings

This proposal is particularly important because we do not have the opportunity to act by written consent. A majority of Fortune 500 companies provide for shareholders to call special meetings and to act by written consent. Perhaps a proxy advisory firm will recommend that companies like ours, with no written consent opportunity for shareholders, in turn allow for 10% or 15% of shareholders to call a special meeting.

Now is a good time to adopt this proposal topic since our stock price has been dead money for the 2-years leading up to the submission of this proposal.

Please vote to enhance shareholder value:

Special Shareowner Meetings – Proposal 8

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any individual shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. We believe these thresholds effectively balance this important shareholder right with the appropriate use of Company resources.

Given the size of the Company and our large number of shareholders, a special shareholder meeting is a significant undertaking that is both expensive and time-consuming. Verizon must pay to prepare, print and distribute legal disclosure documents to shareholders, solicit proxies and tabulate votes. The Board and management must also divert time from the business to prepare for and conduct the meeting. Given these burdens and cost to the Company, special meetings should be extraordinary events that occur only when an individual shareholder, or group of shareholders, with a substantial percentage of shares agrees there are extremely pressing matters that must be addressed before the next annual meeting. The Board has carefully considered this issue and firmly believes that the ownership thresholds for individual shareholders and for groups of shareholders contained in Verizon’s current bylaw provision strike a proper balance between the right of shareholders to call a special meeting and the interests of the Company and our shareholders in promoting the appropriate use of Company resources. For these reasons, the Board strongly recommends that you vote against the proposal.

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Items 6 – 11: Shareholder Proposals  |  Item 9: Executive Compensation Clawback Policy

Item 9: Executive Compensation Clawback Policy

Jack K. & Ilene Cohen, owners of 790.6869 shares of Verizon’s common stock, propose the following:

Executive Compensation Clawback Policy

RESOLVED: The shareholders urge the Board of Directors to amend the Company’s compensation clawback policy, as applied to senior executive officers, to provide that the Human Resources Committee will review and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive officer if, in the Committee’s judgment, there has been conduct resulting in a violation of law, regulation or Verizon policy that causes significant financial or reputational harm to Verizon, and a senior executive either engaged in the conduct or failed in his or her responsibility to manage or monitor conduct or risks, with the Company to disclose to shareholders the circumstances of any recoupment and of any decision not to pursue recoupment in the situations described above.

“Recoupment” includes recovery of compensation already paid, as well as forfeiture, reduction or cancellation of remuneration or unvested equity awards over which Verizon retains control. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT

Verizon’s Human Resources Committee has adopted a policy that enables the Company to “claw back” and “cancel certain incentive payments received by an executive who has engaged in financial misconduct” (2016 Proxy, page 46).

In our view, a clawback policy limited to “financial misconduct” is too narrow. We believe that recoupment is an important remedy for other conduct that does not cause a restatement of financial results, but may harm Verizon’s reputation and prospects in addition to any financial penalties or loss.

Wells Fargo is a prime example. Wells Fargo was slapped with a $185 million fine for illegal sales practices that went on for years before Congressional hearings last September finally led the bank’s board to recover $60 million in stock grants from two top executives. That step was taken pursuant to a clawback policy of the sort we advocate here. Although the fines and cost of customer restitutions were not “material” to a bank with $23 billion in earnings, the reputational harm and impact on future earnings are incalculable.

Like Wells Fargo, Verizon is a consumer-facing company with significant exposure to both financial and reputational harm from large fines for conduct that violates federal or state laws and regulations.

Recent high-profile regulatory fines paid by Verizon underscore the need for a stronger policy. In 2015 Verizon agreed to pay $90 million to settle a Federal Communications Commission investigation alleging that Verizon placed unauthorized third-party charges on its customers’ mobile phone bills - a practice called “cramming.”

Did Verizon’s board scrutinize the actions of executives responsible for control failures to see if any incentive compensation should be recouped? If not, why not?

Senior executives should be on notice that their own compensation is at risk. Incentives influence behavior. And at companies like Verizon, where the vast majority of senior executive compensation is tied to financial performance, we believe incentives not to take undue risks to boost short-term profitability are appropriate.

Please VOTE FOR this proposal.

Verizon 2017 Proxy Statement |	83

Items 6 – 11: Shareholder Proposals  |  Item 9: Executive Compensation Clawback Policy

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon’s existing clawback policies sufficiently address the objectives of the proposal because they empower Verizon to hold executives accountable for actions or omissions that result in significant reputational or financial harm to the Company.

•	Verizon’s clawback policy gives Verizon the right to cancel and/or demand reimbursement of incentive compensation from any individual who is a senior executive or above if the Human Resources Committee of the Board determines that such individual engaged in willful misconduct in connection with the performance of the individual’s duties that results in significant reputational or financial harm to the Company. Incentive compensation is broadly defined under Verizon’s clawback policy and includes short-term incentives and other performance-based bonuses, and equity and other long-term incentive awards such as equity securities, RSUs, PSUs, phantom equity or other stock-based awards paid, granted, vested or accrued under any plan or agreement of Verizon or its subsidiaries.

•	In addition, all of Verizon’s employees who receive equity grants under Verizon’s Long-Term Plan are subject to an additional clawback policy that requires the cancellation and/or repayment of incentive compensation (both short-term and long-term) if the Committee determines that Verizon was required to materially restate its financial results because of the employee’s willful misconduct or gross negligence. In addition, outstanding awards granted under the Long-Term Plan are subject to forfeiture if the employee’s employment is terminated by Verizon for cause, which includes, for example, a material breach of Verizon’s Code of Conduct.

Verizon’s clawback policies are part of a cohesive set of policies designed to encourage executives to focus on the long-term interests of Verizon’s shareholders and discourage excessive risk-taking that could cause significant harm to the Company. For example, Verizon’s stock ownership guidelines require the CEO to maintain share ownership equal to at least seven times his base salary and the other named executive officers must maintain share ownership equal to at least four times their base salaries. In addition, Verizon’s strict anti-hedging policy prohibits all executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.

Because Verizon’s current clawback and other related policies already achieve the objectives of the proposal, the Board recommends a vote against this proposal.

Item 10: Stock Retention Policy

International Brotherhood of Electrical Workers Pension Benefit Fund, owner of 113,483 shares of Verizon’s common stock, proposes the following:

RESOLVED: Shareholders of Verizon Communications Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement

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Items 6 – 11: Shareholder Proposals  |  Item 10: Stock Retention Policy

age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 50 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount of shares equivalent to seven times his base salary, or approximately 245,065 shares based on the current trading price. In comparison, the CEO currently owns 1,488,590 shares. In fiscal year 2015, our Company granted the CEO 99,400 restricted shares in addition to performance-based shares with a maximum grant of 298,200. In other words, one year’s worth of equity awards exceeds the Company’s long-term share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

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Items 6 – 11: Shareholder Proposals  |  Item 10: Stock Retention Policy

Our Board of Directors recommends that you vote against this proposal for the following reasons:

While the Board agrees that Verizon’s executives should own a significant amount of Company stock to align their interests with those of our shareholders, the Board believes that the proposal is unnecessary because Verizon’s executive compensation program and policies already accomplish this goal. In addition, as described further below, the Board believes the proposed policy could be harmful in several respects and is therefore not in the best interests of Verizon or our shareholders.

Verizon has robust stock ownership guidelines. Under Verizon’s executive stock ownership guidelines, the CEO must maintain share ownership equal to at least seven times his base salary and the other named executive officers must maintain share ownership equal to at least four times their base salaries.

The compensation program is designed to ensure executives have significant exposure to the value of Verizon’s stock throughout their employment. Approximately 70% of a senior executive’s targeted annual compensation opportunity is in the form of long-term incentive awards, which, if they vest, are not payable until three years following the grant date. As a result, at any given time, a senior executive has three years of unvested equity-based awards, the value of which is partially or wholly dependent on the price of Verizon stock and the dividends on that stock. These unvested incentive awards are not considered when determining whether an executive has met the required stock ownership requirements.

Verizon has a strict anti-hedging policy. Verizon’s anti-hedging policy prohibits executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.

The proposed policy could be harmful in several respects. While the Board believes it is essential that our executives have a meaningful equity stake in the Company, the Board also believes that executives should not be restricted from responsibly managing their personal financial affairs and diversifying their investment portfolios over the course of their careers. This is already made more challenging for executives by an internal policy that restricts their trading in Verizon stock to certain limited window periods during the year, and even then, only when they are not in possession of nonpublic information. Adoption of the proposed policy could cause executives’ decision making to become unnecessarily conservative, especially as they near retirement. The policy could also put Verizon at a competitive disadvantage in attracting and retaining highly qualified executives, given that, not surprisingly, the vast majority of large public companies do not require senior executives to retain such a significant share ownership for such an extended period of time.

For all of these reasons, the Board strongly recommends that you vote against this proposal.

86	| Verizon 2017 Proxy Statement

Items 6 – 11: Shareholder Proposals  |  Item 11: Limit Matching Contributions for Executives

Item 11: Limit Matching Contributions for Executives

The Association of BellTel Retirees Inc., owners of 214 shares of the Company’s common stock proposes the following:

Matching Contributions to Nonqualified Executive Savings Plan

RESOLVED: The shareholders of Verizon Communications, Inc. urge our Board of Directors to adopt a policy that prospectively limits the matching contributions made on behalf of senior executive officers to the Company’s tax-qualified and nonqualified defined contribution savings plans (the Verizon Management Savings Plan and the Verizon Executive Deferral Plan, respectively) such that compensation eligible for the 6% Company matching contribution is limited to 100% of eligible base salary and does not include short-term or long-term incentive compensation. This policy should be implemented prospectively and apply only to senior executive officers in a manner that does not interfere with the contractual rights of any Deferral Plan participant.

SUPPORTING STATEMENT

Verizon continues to offer senior executive officers far more generous retirement saving benefits than rank-and-file managers and other employees receive under the tax-qualified saving plans, in our view.

Verizon offers management, including senior executives, a tax-qualified Management Savings Plan, which is funded by an executive’s voluntary contributions and a “company match” equal to as much as 100% of the first 6% of eligible salary that the participant contributes.

In addition, there is a supplemental savings plan – the Verizon Executive Deferral Plan – to which executives can contribute salary above applicable IRS limits, as well as short-term and long-term incentive compensation without limit. Verizon “provides a matching contribution equal to 100% of the first 6% of base salary and of short-term incentive compensation that a participant contributes,” which is in addition to the 6% match on eligible salary contributed to the Management Savings Plan (see 2016 Proxy, pages 53-54).

We believe this structure generates a disproportionately large “company match” for senior executives who make voluntary contributions.

For example, in 2015 CEO Lowell McAdam received a $19,188 Company contribution to the Management Savings Plan – a match equal to 6% of his tax-eligible base salary. In addition, McAdam received $390,500 in Company matching contributions to the Deferral Plan, plus $83,000 in “above-market earnings” on his nonqualified plan assets (see 2016 Proxy, Compensation Tables, pages 47-48).

This $490,000 in total Company contributions and “above-market earnings” received by McAdam dwarfed the maximum Company contribution available to managers or other employees participating only in the Savings Plan. Because IRS limits total annual contributions to tax-qualified plans, the maximum Company contribution to the Savings Plan was $19,188 in 2015 (the amount received by McAdam and several other senior executive officers). See 2016 Proxy, table, page 48.

In our view, such gross disparities between retirement benefits offered to senior executives and other employees create potential morale problems and reputational risk. And because these more generous benefits for senior executives are not performance-based, it does nothing to align management incentives with long-term shareholder interests.

Please VOTE FOR this proposal.

Verizon 2017 Proxy Statement |	87

Items 6 – 11: Shareholder Proposals  |  Item 11: Limit Matching Contributions for Executives

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board strongly objects to the proponent’s claim that Verizon offers its senior executives “far more generous” retirement savings benefits than other management employees by providing “disproportionately” large company matching contributions to them. In fact, Verizon provides the same matching opportunity to all of its over 100,000 management employees as it does to its senior executives. All management employees are eligible to receive a matching contribution equal to 100% of the first 6% of eligible pay (which for rank and file management employees and executives includes both base salary and short-term incentive compensation) they contribute into a savings plan. All management employees also are eligible to receive an additional discretionary profit-sharing contribution of up to 3% of eligible pay. The Board believes that the proponent’s assertion that there is a “gross disparity between retirement benefits” is just plain wrong.

Because the Internal Revenue Code imposes compensation limits on the amount of money that can be deferred into Verizon’s tax-qualified 401(k) savings plan, Verizon offers a non-qualified savings plan designed to “restore” benefits that are cut back or limited under the tax-qualified 401(k) savings plan. Offering this type of non-qualified deferral plan to restore benefits that are limited or cut back due to the Internal Revenue Code limits is a common and competitive practice amongst Verizon’s peer companies. The Board believes that all employees should have an equal opportunity to save appropriately for retirement, and the non-qualified savings plan allows participants to proportionately replace the same percentage of income in retirement as all other Verizon management employees.

In 2006 Verizon froze all future pension accruals under its management retirement plans, so the opportunity to receive a matching contribution on eligible pay contributed by the individual into the Company’s tax-qualified savings plan and non-qualified deferral plan is the only retirement benefit that Verizon offers to its executives. Contrary to the Proponent’s claim, there is a link between this retirement benefit for senior executives and long-term shareholder interests because the matching contributions made under the non-qualified deferral plan are automatically invested in the Verizon stock fund. By contrast, participants in the qualified savings plan have the right to direct the investment of the matching contributions they receive. In addition, the discretionary annual profit-sharing contribution is performance-based and determined using the same criteria as the Short-Term Plan award. For the reasons outlined above, the Board believes that the proposal is not in the best interests of Verizon and our shareholders.

88	| Verizon 2017 Proxy Statement

Additional Information

Additional Information about the Annual Meeting

Meeting details

Date and location

Thursday, May 4, 2017
8:30 a.m., local time

Dallas Marriott Las Colinas
223 West Las Colinas Boulevard Irving, Texas 75039

Admission

Only Verizon shareholders as of the record date, March 6, 2017, may attend the meeting. You will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the meeting, please vote your proxy ahead of time but retain the admission ticket and bring it with you to the meeting.

•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 6, 2017, the record date for the meeting.

The Dallas Marriott Las Colinas is accessible to all shareholders. If you require any special accommodations, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 14, 2017.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to record or photograph the meeting.

This proxy statement and the 2016 Annual Report are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

Verizon 2017 Proxy Statement |	89

Additional Information  |  Voting procedures and results

Voting procedures and results

Who may vote?

Shareholders of record as of the close of business on March 6, 2017, the record date, may vote at the meeting. As of March 6, 2017, there were approximately 4.08 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered Shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the Annual Meeting, please retain the admission ticket attached to the proxy card.

In person You may also vote in person at the meeting as long as your shares are not held through the Verizon Savings Plan and you follow any applicable instructions.

Verizon Savings Plan shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the annual meeting, but you cannot vote your savings plan shares in person. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 1, 2017.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals (except for the proposal on the frequency of the say-on-pay vote, which gives you three frequency options). You may also abstain from voting.

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Additional Information  |  Voting procedures and results

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 6, 2017 and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, in favor of the advisory vote to approve executive compensation, in favor of holding an advisory vote on executive compensation each year, and in favor of the approval of Verizon’s 2017 Long-Term Incentive Plan. Unless instructed otherwise, the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. You may designate a proxy other than the proxy committee by striking out the name(s) of the proxy committee and inserting the name(s) of your chosen representative(s). The representative(s) you designate must present the signed proxy card at the meeting in order for your shares to be voted.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Corporate Secretary at the address given under “Contacting Verizon.” You can change your vote by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your changed vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 1, 2017.

Street name shares. If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. For the vote on the frequency of future say-on-pay votes, we will consider the option that receives the most votes cast to be the preference of our shareholders. The affirmative vote of a majority of the votes cast is required to approve each of the other management and shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count toward the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

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Additional Information  |  Voting procedures and results

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker non-votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 10, 2017. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors promptly after the meeting.

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy materials

May I receive my materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up when you vote online at www.envisionreports.com/vz.

•	If you have enrolled in Computershare’s Investor Center, you may sign up by accessing your account at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preference.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare by one of the methods described under “Contacting Verizon.”

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we have adopted a procedure called “householding” that was approved by the SEC. This means that we send only one copy of the proxy statement and annual report to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside at that address, unless a shareholder submits a request to Computershare to receive individual copies using one of the methods shown under “Contacting Verizon.”

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

92	| Verizon 2017 Proxy Statement

Additional Information  |  Proxy materials

Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;

•	You are a registered shareholder and also hold shares through a bank, broker or other institution;

•	You hold shares through more than one bank, broker or other institution; or

•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Who is Verizon’s proxy solicitor?

Georgeson Inc. is helping us distribute proxy materials and solicit votes for a base fee of $20,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

Shareholder proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2018 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 20, 2017. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

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Additional Information  |  Shareholder proposals

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, shareholders can include their own nominee for Director in our proxy materials, along with the Board-nominated candidates. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between October 21, 2017 and November 20, 2017; and

•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2018 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 4, 2018, and February 3, 2018;

•	Include his or her name, record address and Verizon share ownership;

•	Include specific information about the shareholder proponent, any beneficial owner, and any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and

•	Update this information as of the record date and after any subsequent change.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear personally at the annual meeting to present his or her proposal?

A shareholder proponent or the proponent’s qualified representative must attend the meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting Verizon” at least 48 hours prior to the meeting.

94	| Verizon 2017 Proxy Statement

Contacting Verizon

How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

How to contact Verizon’s transfer agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:

Verizon Communications Shareowner Services

c/o Computershare

P.O. Box 43078

Providence, Rhode Island 02940-3078

By email:

verizon@computershare.com

By telephone:

1-800-631-2355 (U.S.)

1-866-725-6576 (International)

Online:

www.computershare.com/verizon

Verizon 2017 Proxy Statement |	95

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 20, 2017

96	| Verizon 2017 Proxy Statement

Appendices  |   Appendix A

Appendix A

Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation Year Ended December 31,	(dollars in billions) 2016
Reported Net Income Attributable to Verizon	$13.1
Severance, Pension and Benefit Charges	1.8
Gain on Spectrum License Transactions	(0.1)
Early Debt Redemption Costs	1.1
Gain on Sale of Divested Businesses	(0.1)

Adjusted Net Income Attributable to Verizon	$15.8

Controlling Interest Income due to Wireless Transaction	$(7.8)
Wireless Transaction Costs	1.6

Adjusted Net Income excluding Wireless Transaction Impact	$9.6

Note: Adjusted Net Income Attributable to Verizon excluding Wireless Transaction Impact includes adjustments for net income attributable to non-controlling interest and interest expense as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless (Wireless Transaction).

Adjusted EPS Reconciliation Years Ended December 31,	2015	2016
Reported EPS	$4.37	$3.21
Severance, Pension and Benefit Charges (Credits)	(0.34)	0.44
Gain on Spectrum License Transactions	(0.04)	(0.02)
Gain on Sale of Divested Businesses	—	(0.03)
Early Debt Redemption Costs	—	0.27

Adjusted EPS	$3.99	$3.87

Note: EPS may not add due to rounding.

Free Cash Flow Reconciliation for Short-Term Incentive Plan Year Ended December 31,	(dollars in billions) 2016
Net Cash Provided by Operating Activities	$22.7
Net Cash Provided by Device Payment Plan Receivable Securitizations	5.0
Less: Capital Expenditures (including capitalized software)	17.1

Adjusted Free Cash Flow	$10.6

Verizon 2017 Proxy Statement |	A-1

Appendices  |  Appendix A

Free Cash Flow Reconciliation for Long-Term Incentive Plan	(dollars in billions)
Year Ended December 31,	2014	2015	2016
Net Cash Provided by Operating Activities	$30.6	$38.9	$22.7
Net Cash Provided by Device Payment Plan Receivable Securitizations	—	—	5.0
Less: Capital Expenditures (including capitalized software)	17.2	17.7	17.1
Less: Proceeds from Monetization of Tower Assets	—	2.4	—
Add: Cash Impact from Sale of Divested Businesses	—	—	4.0

Adjusted Free Cash Flow*	$13.4	$18.8	$14.7

*	May not add due to rounding.

Note: Cumulative Adjusted Free Cash Flow represents the sum of the three years presented.

Adjusted Equity and Return on Equity (ROE) Reconciliation Year Ended December 31,	(dollars in billions) 2016
Average Reported Equity	$19.8
Severance, Pension and Benefit Charges	1.3
Gain on Spectrum License Transactions	(0.1)
Early Debt Redemption Costs	0.8
Gain on Sale of Divested Businesses	(0.1)

Average Reported Equity in accordance with the terms of the Short-Term Plan*	21.8
Impact of Wireless Transaction	19.2

Average Adjusted Equity excluding Wireless Transaction Impact	$41.0

Reported ROE %**	66.3%
Reported ROE - Short-Term Plan %**	72.3%
Adjusted ROE %**	23.3%

Note: Equity averages have been computed using the period end balances for a thirteen-month period spanning from December 2015 to December 2016. Impact of Wireless Transaction is a cumulative adjustment of all of the impacts to Verizon equity since February 2014 as if Verizon had not completed the Wireless Transaction and is also on a thirteen-month weighted average basis from December 2015 to December 2016.

*	May not add due to rounding.

**	Quotient may not compute due to rounding.

Total Revenue Reconciliation Year Ended December 31,	(dollars in billions) 2016
Total Revenue	$126.0
Less: Revenue from Divested Businesses	(1.3)

Adjusted Total Revenue	$124.7

A-2	| Verizon 2017 Proxy Statement

Appendices  |   Appendix B

Appendix B

2017 Verizon Communications Inc.

Long-Term Incentive Plan

Contents

B-2	Article 1.	Effective Date, Objectives, and Duration

B-2	Article 2.	Definitions

B-5	Article 3.	Administration

B-5	Article 4.	Shares Subject to the Plan and Maximum Awards

B-7	Article 5.	Eligibility and Participation

B-7	Article 6.	Stock Options

B-8	Article 7.	Restricted Stock and Restricted Stock Units

B-9	Article 8.	Performance Units and Performance Shares

B-10	Article 9.	Other Awards

B-11	Article 10.	Award Agreements

B-11	Article 11.	Qualified Performance-Based Awards

B-13	Article 12.	Beneficiary Designation

B-13	Article 13.	Deferrals

B-13	Article 14.	No Right to Employment or Participation

B-13	Article 15.	Change in Control

B-14	Article 16.	Amendment, Modification, and Termination

B-14	Article 17.	Withholding

B-14	Article 18.	Stock-Based Awards in Substitution for Awards Granted by Other Corporation

B-15	Article 19.	Clawback Policy and Other Policies

B-15	Article 20.	Successors

B-15	Article 21.	Legal Construction

Verizon 2017 Proxy Statement |	B-1

Appendices  |  Appendix B

Article 1. Effective Date, Objectives, and Duration

1.1 Effective Date of the Plan. Verizon Communications Inc., a Delaware corporation (hereinafter referred to as the “Company”), maintains this 2017 Verizon Communications Inc. Long-Term Incentive Plan (the “Plan”). The Company’s Board of Directors approved the Plan on February 2, 2017 (the “Effective Date”), with such approval subject, however, to approval by the Company’s shareholders not later than one year after the Effective Date.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards, including Stock Appreciation Rights.

1.2 Objectives of the Plan. The objectives of the Plan are to provide the Company with the flexibility to grant Awards that help align Participants’ interests with those of the Company’s shareholders; to provide Participants with incentives for excellence in performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to the Plan shall have been purchased, acquired, or forfeited, and all cash Awards shall have been paid or forfeited, pursuant to the Plan’s provisions. In no event, however, may an Award be granted more than ten (10) years after the Effective Date.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1 “2009 Plan” means the 2009 Verizon Communications Inc. Long-Term Incentive Plan, as amended from time to time.

2.2 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Other Awards.

2.3 “Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument (which, for clarity, includes any electronic notice of grant) prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to Article 10 hereof.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)	Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or

(b)	The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or

(c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

B-2	| Verizon 2017 Proxy Statement

Appendices  |   Appendix B

Notwithstanding the provisions of Section 2.6 (a), (b), and (c) hereof, a Change in Control shall not occur if:

(i)	The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and

(ii)	Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and

(iii)	The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and

(iv)	The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.6, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2017, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Human Resources Committee of the Board or any other committee (or the Board, if the Board so determines) appointed by the Board to administer the Plan.

2.9 “Company” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 18 hereof.

2.10 “Director” means any individual who is a member of the Board.

2.11 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.12 “Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.14 “Fair Market Value” means the closing price of Shares on the principal securities exchange on which the Shares are traded or, if there are no such sales on the relevant date, then the closing price of Shares on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.

2.15 “Freestanding SAR” means an SAR that is granted independently of any Option, as described in Sections 9.3 through 9.7 hereof.

2.16 “Incentive Stock Option” or “ISO” means an Option that is designated by the Committee as an Incentive Stock Option.

2.17 “Insider” means an individual who is determined by the Company to be subject to the reporting requirements of Section 16(a) of the Exchange Act on the relevant date.

2.18 “Non-Employee Director” means (a) a Director who is not an Employee or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option that is not designated by the Committee as an Incentive Stock Option.

Verizon 2017 Proxy Statement |	B-3

Appendices  |  Appendix B

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Article 6 hereof.

2.21 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as provided in Section 6.2 hereof.

2.22 “Other Award” means an Award granted to a Participant pursuant to Article 9 hereof.

2.23 “Participant” means an Employee or Non-Employee Director who has been selected to receive an Award or who holds an outstanding Award.

2.24 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m)(4)(C) and the Treasury regulations thereunder.

2.25 “Performance Period” means the period during which performance goals must be met for purposes of Article 8 hereof.

2.26 “Performance Share” (also referred to as Performance Stock) means an Award granted pursuant to Article 8 hereof, which, on the date of grant, shall have a value equal to the Fair Market Value of a Share on that date.

2.27 “Performance Unit” means an Award granted pursuant to Article 8 hereof, which, on the date of grant, shall have a value equal to not less than the Fair Market Value of a Share on that date.

2.28 “Plan” means the 2017 Verizon Communications Inc. Long-Term Incentive Plan as set forth herein and as it may be amended from time to time.

2.29 “Qualified Performance-Based Award” shall have the meaning ascribed to such term in Article 11 hereof.

2.30 “Restricted Stock” means an Award granted pursuant to Section 7.1 hereof.

2.31 “Restricted Stock Unit” means an Award granted pursuant to Section 7.5 hereof.

2.32 “Restriction Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 hereof.

2.33 “Share” means a share of common stock of the Company.

2.34 “Share Pool” means the number of Shares available for grant under the Plan as provided in Section 4.1 hereof, as adjusted pursuant to Sections 4.2 and 4.3 hereof.

2.35 “Shareholder Approval Date” means the date the Plan is approved by the Company’s shareholders.

2.36 “Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Sections 9.3 through 9.7 hereof.

2.37 “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

2.38 “Tandem SAR” means an SAR granted with respect to a Share pursuant to Sections 9.3 through 9.7 hereof in connection with a related Option, under which (a) the exercise of the SAR with respect to the Share shall cancel the right to purchase such Share under the related Option and (b) the purchase of the Share under the related Option shall cancel the right to exercise the SAR with respect to such Share.

B-4	| Verizon 2017 Proxy Statement

Appendices  |   Appendix B

Article 3. Administration

3.1 General. The Plan shall be administered by the Committee which, except as otherwise determined by the Board in its discretion, shall consist exclusively of two (2) or more Directors who the Board has determined are (a) nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act and (b) outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to the Executive Vice President and Chief Administrative Officer of the Company (or other executive officer of the Company as may be specified by the Committee from time to time). The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards; establish the installment(s) (if any) in which Awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based vesting requirements), or determine that no delayed exercisability or vesting is required, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of Awards; determine the price (if any) for the Awards or the Shares acquired under an Award (which price may be paid in cash, Shares, or any other form of lawful consideration, as determined by the Committee); accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all outstanding Awards (in the case of Options or SARs, within the maximum ten-year term of such awards); determine the date of grant of an Award, which may be a designated date after but not before the date of the Committee’s action to approve the Award (unless otherwise designated by the Committee, the date of grant of an Award shall be the date upon which the Committee took the action approving the Award); determine whether, and the extent to which, adjustments are required pursuant to Section 4.2; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 16 hereof) amend the terms and conditions of or waive any of the Company’s rights with respect to any outstanding Award. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Non-Employee Directors, Employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants.

(a)	Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

(b)

Subject to adjustment as provided in Section 4.3 hereof, there shall be reserved for issuance under Awards granted under the Plan a number of Shares (the “Share Pool”) determined as the sum of: (i) the number of Shares available for additional award grant purposes under the 2009 Plan as of the

Verizon 2017 Proxy Statement |	B-5

Appendices  |  Appendix B

Shareholder Approval Date and determined immediately prior to the termination of the authority to grant new awards under the 2009 Plan as of that date; plus (ii) the number of Shares subject to any restricted stock awards, restricted stock unit awards, performance share awards, or other awards granted under the 2009 Plan and outstanding on the Shareholder Approval Date (or any applicable portion of such awards) that, after the Shareholder Approval Date, are paid in the form of cash (if originally awarded in Shares and such Shares were counted against the “Share Pool” under the 2009 Plan on the Shareholder Approval Date); plus (iii) the number of Shares subject to any restricted stock awards, restricted stock unit awards, performance share awards, or other awards granted under the 2009 Plan and outstanding on the Shareholder Approval Date (or any applicable portion of such awards) that, after the Shareholder Approval Date, are cancelled, terminated, expire or are forfeited or any reason.

(c)	Of the total number of Shares in the Share Pool, not more than 20,000,000 of such Shares shall be available for issuance pursuant to the exercise of Incentive Stock Options.

(d)	The maximum aggregate number of Shares with respect to which all Awards may be granted in a single calendar year to an individual Participant may not exceed 3,000,000 Shares. The maximum aggregate number of Shares with respect to which Options and SARs may be granted in a single calendar year to an individual Participant may not exceed 3,000,000 Shares.

4.2 Share Pool Adjustments.

(a)	The following Awards and payouts shall reduce, on a Share-for Share basis, the number of Shares available for issuance under the Share Pool:

(1)	An Award of an Option;

(2)	An Award of an SAR (except a Tandem SAR);

(3)	An Award of Restricted Stock;

(4)	An Award of a Restricted Stock Unit payable in Shares;

(5)	An Award of a Performance Share;

(6)	An Award of a Performance Unit payable in Shares; and

(7)	Other Awards payable in Shares.

(b)	The following transactions shall restore, on a one-for-one basis, the number of Shares available for issuance under the Share Pool:

(1)	A payout of an SAR, Restricted Stock Award, Restricted Stock Unit, Performance Unit, Performance Share, or Other Award, in each case in the form of cash if originally awarded in Shares; and

(2)	A cancellation, termination, expiration, or forfeiture for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares or Shares subject to an Award.

However, Shares used to pay an Option Price or tax withholding obligation with respect to an Award (including, for this purpose, any Shares used to pay an Option Price or tax withholding obligation with respect to an award granted under the 2009 Plan) after the Effective Date shall not be added back to the Share Pool (regardless of whether the Shares so used were previously acquired Shares or Shares withheld that otherwise would have been acquired on exercise or payment of the Award). In addition, the total number of Shares subject to the portion of a stock-settled SAR that is exercised shall not be added back to the Share Pool regardless of whether a lesser number of Shares is actually delivered upon the exercise of the SAR. The Company may not increase the Shares available for issuance under the Share Pool by repurchasing Shares on the market (by using cash received through the exercise of Options or otherwise).

4.3 Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such

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reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for grants under Section 4.1 hereof, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limits set forth in Section 4.1 hereof, as determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

4.4 Limit on Non-Employee Director Awards. Effective beginning with calendar year 2017, the maximum number of Shares subject to those Awards that are granted under the Plan during any one calendar year to an individual who, on the grant date of the award, is a Non-Employee Director is the number of Shares that produce a grant date fair value for the Award that, when combined with the grant date fair value of any other Awards granted under the Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director, is $600,000. For purposes of this Section 4.4, “grant date fair value” means the value of the Award as of the date of grant of the Award and as determined using the equity award valuation principles applied in the Company’s financial reporting. The limits of this Section 4.4 do not apply to, and shall be determined without taking into account, any Award granted to an individual who, on the date of grant of the Award, is an officer or employee of the Company or one of its Subsidiaries. The limits of this Section 4.4 apply on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Article 5. Eligibility and Participation

5.1 Eligibility. All Employees and Non-Employee Directors are eligible to participate in the Plan.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Option Price. The Option Price under each Option will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Except for an adjustment pursuant to Section 4.3, the Committee may not (1) amend an outstanding Option to reduce its Option Price, (2) cancel, exchange, or surrender an outstanding Option in exchange for cash or other awards (including, without limitation, any cash buy-out of an underwater Option) for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding Option in exchange for an Option or SAR with an Option Price or grant price that is less than the Option Price of the original award.

6.3 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that no Option shall be exercisable after the tenth (10th) anniversary of its date of grant.

6.4 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions (if any) as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options shall be exercised by the delivery of a written notice of exercise to the Company (or completion of such electronic exercise procedures as the Committee may prescribe), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5 Payment. When an Option is exercised, the Option Price shall be payable to the Company in full either:

(a)	In cash or its equivalent; or

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(b)	By tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that, unless otherwise provided by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or

(c)	By a combination of (a) and (b).

The Committee also may allow broker-assisted exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by the withholding of Shares otherwise deliverable upon exercise of an Option, or by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment of the Option Price, the Company shall deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the Participant and the Participant’s spouse), the Shares purchased under the Option(s).

6.6 Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code and/or applicable regulations, the following additional provisions shall apply to the grant of Options that are intended to qualify as ISOs:

(a)	Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424) shall not exceed one hundred thousand dollars ($100,000) or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that, to the extent that such limitation is exceeded, any Options on Shares with a Fair Market Value in excess of such amount shall be deemed to be NQSOs.

(b)	Code Section 422. ISOs may only be granted to employees of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424). ISOs shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as ISOs. Moreover, all ISOs must be granted within ten (10) years from the Effective Date. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the Option shall be a NQSO.

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts and upon such terms as the Committee shall determine.

7.2 Restrictions.

(a)	Subject to Article 11 hereof, the Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock as the Committee may determine including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

(b)	The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession, or provide for appropriate notations as to any applicable conditions and/or restrictions on any such Shares recorded in book entry form, until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

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(c)	Except as otherwise provided in this Article 7, Shares of Restricted Stock that have not yet been forfeited or canceled shall become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

7.3 Voting Rights. Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4 Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock may be credited with regular cash dividends paid with respect to such Shares while they are so held. Subject to Section 9.2, the Committee may apply any restrictions to the dividends that the Committee deems appropriate.

7.5 Restricted Stock Units. In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article 7 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may determine. Each Restricted Stock Unit shall have an initial value that is at least equal to the Fair Market Value of a Share on the date of grant. Restricted Stock Units may be paid at such time as the Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion.

Article 8. Performance Units and Performance Shares

8.1 Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that will not be less than the Fair Market Value of a Share on the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, shall determine the number and/or value of Performance Units/Shares that shall be paid out to the Participant.

8.3 Earning of Performance Units/Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4 Form and Timing of Payment of Performance Units/Shares.

(a)	Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period and no later than 2-1/2 months after the calendar year following the calendar year in which the Performance Period ends. Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable Performance Period. or on the last trading day immediately before the payment of such awards, as determined by the Committee and provided in the applicable Award Agreement. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

(b)	Participants may, at the discretion of the Committee, be entitled to exercise voting rights with respect to such Shares.

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Article 9. Other Awards

9.1 In General. Subject to the terms of the Plan, the Committee may grant any types of Awards other than those that are specifically set forth in Articles 6 through 8 hereof, including, but not limited to, SARs, the payment of Shares in lieu of cash under any Company incentive bonus plan or program, or Share bonuses. Subject to the terms of the Plan, including the remaining provisions of this Article 9, the Committee, in its sole discretion, shall determine the terms and conditions of such Other Awards. Other Awards may include Restricted Stock Units that are fully vested at grant.

9.2 Dividend and Dividend Equivalent Rights. Dividend equivalent rights may be granted as a separate Award or in connection with another Award under this Plan; provided, however, that dividend equivalent rights may not be granted as to an Option or SAR granted under the Plan. Any dividends and/or dividend equivalents as to an Award (other than an Option or SAR) that is subject to vesting conditions will only vest and be paid to the same extent that the related vesting conditions of the Award are satisfied (or, in the case of Restricted Stock or other Award where the dividend must be paid on outstanding Shares as a matter of law, the Award will provide for the forfeiture or repayment of any dividends on the Shares subject to the Award to the extent the Award does not vest).

9.3 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. Except for an adjustment pursuant to Section 4.3, the Committee may not (1) amend an outstanding SAR to reduce the grant price of the SAR, (2) cancel, exchange, or surrender an outstanding SAR in exchange for cash or other awards (including, without limitation, any cash buy-out of an underwater SAR) for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding SAR in exchange for an Option or SAR with an Option Price or grant price that is less than the grant price of the original award.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 hereof) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be equal to no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

9.4 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR shall expire no later than the expiration of the ISO; (b) the value of the payout with respect to the Tandem SAR shall not exceed the excess of the Fair Market Value of the Shares subject to the ISO at the time the Tandem SAR is exercised over the Option Price under the ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

9.5 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its discretion, imposes upon them, subject, however, to the terms of the Plan.

9.6 Term of SARs. The term of an SAR shall be determined by the Committee, in its discretion; provided that such term shall not exceed ten (10) years.

9.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

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(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price, by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

Article 10. Award Agreements

10.1 In General. Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Committee shall determine and that shall specify:

(a)	In the case of an Option, the number of the Shares to which the Option pertains, the Option Price, the term of the Option, the schedule on which the Option becomes exercisable, and whether the Option is intended to be an ISO or an NQSO;

(b)	In the case of Restricted Stock or Restricted Stock Units, the number of Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);

(c)	In the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and

(d)	In the case of an SAR, the number of Shares to which the SAR pertains, the grant price, the term of the SAR, the schedule on which the SAR becomes exercisable, and whether the SAR is a Freestanding SAR or a Tandem SAR.

10.2 Severance from Service. Each Award Agreement shall set forth the extent to which the Participant shall have rights, if any, under the Award following the Participant’s severance from service with the Company and its Subsidiaries. The Award Agreement may make distinctions based on the reason for the Participant’s severance from service and may contain obligations that apply beyond the term of the Award Agreement.

10.3 Restrictions on Transferability. Subject to the provisions of the Plan, in the case of an ISO (and in the case of any other Award), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10.4 Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

Article 11. Qualified Performance-Based Awards

Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted to officers and employees of the Company or any of its subsidiary corporations (within the meaning of Code Section 424) may be granted with the intent that the award satisfy the Performance-Based Exception (any such award intended to satisfy the Performance-Based Exception, a “Qualified Performance-Based Award”). The grant, vesting, or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the performance measures set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions, or business or operational units, or any combination of the foregoing.

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The performance measure(s) to be used for purposes of such Qualified Performance-Based Awards shall be chosen from among:

(a)	Income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share);

(b)	Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c)	Cash flow measures (including, but not limited to, free cash flow);

(d)	Gross revenues;

(e)	Market value added;

(f)	Economic value added; and

(g)	Share price (including, but not limited to, total shareholder return).

The Performance Period applicable to any Qualified Performance-Based Award may not be less than three (3) months nor more than ten (10) years. To satisfy the Performance-Based Exception, the performance measure(s) applicable to the Qualified Performance-Based Award and specific performance formula, goal or goals (“targets”) must be established and approved by the Committee during the first ninety (90) days of the applicable Performance Period (and, in the case of Performance Periods of less than one year, in no event after 25% or more of the Performance Period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

The terms of a Qualified Performance-Based Award may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 4.3; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Committee at the time of establishing the targets.

The Committee will have the discretion to determine the restrictions or other limitations of the individual Qualified Performance-Based Awards including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

Before any Qualified Performance-Based Award is paid and to the extent applicable to satisfy the Performance-Based Exception, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been achieved. For this purpose, a resolution adopted at the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

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As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new Qualified Performance-Based Awards shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Effective Date occurs, subject to any subsequent extension that may be approved by the Company’s shareholders.

Options and SARs granted to any such officer or employee of the Company or any subsidiary corporation (within the meaning of Code Section 424) may also be intended to satisfy the Performance-Based Exception, but any such Option or SAR need not satisfy the other requirements set forth above as to Qualified Performance-Based Awards. Awards not satisfying Section 162(m) of the Code are not subject to the requirements of this Article 11. Nothing in the Plan requires the Committee to qualify any Award or compensation as “performance-based compensation” under Section 162(m) of the Code.

Article 12. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

Article 13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals that are intended to be in compliance with the requirements of Section 409A of the Code.

Article 14. No Right to Employment or Participation

14.1 Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2 Participation. No Employee or Non-Employee Director shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 15. Change in Control

No outstanding Awards that have been granted under this Plan shall vest or become immediately payable or exercisable merely upon the occurrence of a Change in Control. However, if within twelve (12) months following the occurrence of a Change in Control, a Participant is involuntarily terminated without “Cause” or is deemed to have separated from service as the result of a “Good Reason”, then all outstanding Options and SARs shall become immediately exercisable, and any restriction periods and other restrictions imposed on then-outstanding Awards shall lapse and will be paid at their targeted award level. Notwithstanding the foregoing, such Awards shall not become payable until their regularly scheduled time as specified under the terms and conditions of the applicable Award Agreement, except that, to the extent an Award is exempt from Section 409A of the Code under the “short-term deferral rule,” payment shall not be later than 2-1/2 months after the year in which it is no longer subject to a substantial risk of forfeiture. Both “Cause” and “Good Reason” shall be as defined in the applicable Award Agreement. While no outstanding Award that has been granted

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under this Plan may vest or become immediately payable or exercisable merely upon the occurrence of a Change in Control, the Committee may override the other provisions of this Article 15 as to an Award, or provide other Change in Control provisions as to the Award (including, without limitation, providing for the treatment of any performance-based conditions in connection with the Change in Control), in the applicable Award Agreement.

Article 16. Amendment, Modification, and Termination

16.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

16.2 Awards Previously Granted. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement.

Article 17. Withholding

17.1 Tax Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory withholding tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

Article 18. Stock-Based Awards in Substitution for Awards Granted by Other Corporation

Awards may be granted to Employees in substitution for or in connection with an assumption of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or other stock-based awards granted by other entities to persons who are or who will become Employees in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of the Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become Employees in connection with a business or asset acquisition or similar transaction) shall not be counted against the share limit of Section 4.1 or other limits on the number of shares available for issuance under the Plan.

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Article 19. Clawback Policy and Other Policies

The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

Article 20. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. Legal Construction

21.1 Gender and Number; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural. Captions and headings are given to the articles, sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

21.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, the Plan and all Awards will be interpreted and construed to avoid any tax, penalty or interest under Code Section 409A. The Committee, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A of the Code. Except for the Company’s obligations to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

21.4 Non-Exclusivity of Plan. Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Shares, under any other plan or authority.

21.5 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

Verizon 2017 Proxy Statement |	B-15

Sustainability at Verizon

Verizon received an A- on the Carbon Disclosure Project’s 2016 evaluation and is now ranked in CDP’s Leadership scoring band. CDP runs a global voluntary disclosure system by which companies and cities disclose their environmental impacts to inform marketplace decision-making.

Verizon is committed to creating shareholder and community value while operating in a responsible way.

We are growing our business by creating solutions that deliver environmental and societal benefits to our customers. We are also focused on managing risks associated with technology use through ongoing environmental stewardship, stakeholder engagement and participation in organizations that promote safe, secure and responsible digital citizenship. Through our corporate philanthropy and employee giving, we also support programs that strive to help the most vulnerable in society. Our philanthropic mission is to provide technology and tech education to inspire and prepare more young people to become the creators of tomorrow.

The UN Sustainable Development Goals (SDGs) provide a roadmap for how our products and services deliver the promise of the digital world.

Creating opportunities

Applying IoT solutions to societal challenges

Verizon’s Internet of Things solutions represent a significant portion of our growth strategy and create opportunities for us to deliver on SDGs related to the environment, cities, infrastructure, employment and education.

Verizon is an active member of the Global e-Sustainability Initiative, a consortium of ICT companies that collaborate to develop and share resources for achieving social and environmental sustainability through technology.

Mitigating risks

Reducing carbon intensity

In 2009, we pledged to reduce our carbon intensity — the carbon our business emits divided by the terabytes of data we transport over our networks — by 50% by 2020, even as we grew our business.

Verizon carbon intensity

2009–2016

We achieved this goal in 2016. To build on our progress, we have established a new goal to implement an additional 24MW of green energy by 2025, doubling our current green energy capacity.

Increasing energy efficiency

Verizon was named an EPA ENERGY STAR® Partner of the Year for Sustained Excellence for the fourth consecutive year in 2016. We are also well on our way to ENERGY STAR certifying 100% of our eligible buildings.

Reducing waste and supporting recycling

We continue to work to reduce the environmental impact of our products through:

• managing the materials we use in making them,

• reducing packaging volume,

• recycling, refurbishing and/or reusing our products, including batteries,

• providing recycling information on product labels, and supporting public recycling.

Verizon’s diversity and inclusion initiatives are consistently recognized as best in class by the experts…
Working Mother	Black Enterprise
100 Best Companies to Work For	40 Best Companies for Diversity

Military Times	Human Rights Campaign
Best for Vets: Employers	Corporate Equality Index Rating of 100%—
#1 Ranked Company	Best Places to Work for LGBT Equality

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verizon
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket
C123456789
000000000.000000 ext 000000000.000000 ext
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000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote online
• Go to www.envisionreports.com/vz
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5, and FOR 1 Year for Proposal 4.
1. Election of Directors:
For
Against Abstain
For
Against
Abstain
For
Against
Abstain
For
Against
Abstain
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01 - Shellye L.
02 - Mark T.
03 - Richard L.
04 - Melanie L.
Archambeau
Bertolini
Carrión
Healey
05 - M. Frances
06 - Karl-Ludwig
07 - Lowell C.
08 - Clarence
Keeth
Kley
McAdam
Otis, Jr.
09 - Rodney E.
10 - Kathryn A.
11 - Gregory D.
12 - Gregory G.
Slater
Tesija
Wasson
Weaver
For
Against
Abstain
For
Against
Abstain
2. Ratification of Appointment of Independent Registered Public Accounting Firm
3. Advisory Vote to Approve Executive Compensation
1 Year
2 Years
3 Years
Abstain
4. Advisory Vote Related to Future Votes on Executive Compensation
5. Approval of 2017 Long-Term Incentive Plan
B The Board of Directors recommends a vote AGAINST:
For
Against
Abstain
For
Against
Abstain
For
Against
Abstain
6. Human Rights
7. Report on Greenhouse Gas
Committee
Reduction Targets
8. Special Shareowner Meetings
9. Executive Compensation
11. Limit Matching Contributions
10. Stock Retention Policy
Clawback Policy
for Executives
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
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J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1PCF
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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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02IHSE

Verizon Communications Inc.
2017 Annual Meeting Admission Ticket
May 4, 2017, 8:30 a.m. Local Time
Dallas Marriott Las Colinas
223 West Las Colinas Boulevard
Irving, Texas 75039
Upon arrival, please present this admission ticket at the registration desk.
IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Notice of 2017 Annual Meeting of Shareholders
Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders,
Thursday, May 4, 2017, 8:30 a.m. Local Time
Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr. as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.
This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by May 1, 2017.
If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by May 1, 2017 your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement.
If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.
Your email address can help save the environment. Vote online and register for electronic communications today.